                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  January 16, 1998




                     CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)



           Texas                     1-13038                     52-1862813
  (State of Organization)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

      777 Main Street, Suite 2100
           Fort Worth, Texas                                       76102
(Address of Principal Executive Offices)                         (Zip Code)


                                (817) 877-0477
             (Registrant's telephone number, including area code)

     On January 27, 1998, Crescent Real Estate Equities Company (the "Company") filed a Form 8-K dated January 16, 1998 containing a description of certain proposed transactions in Item 5 thereof. This Form 8-K/A amends the Company's Form 8-K filed January 27, 1998 to (i) revise and restate the disclosure contained in Item 5 and (ii) provide certain related financial information in
Item 7.

     Item 5.   Other Events.

     On January 16, 1998, Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station Casinos, Inc. ("Station") will merge (the "Merger") with and into the Company. Station is an established multi-jurisdictional gaming company that owns and operates, through wholly owned subsidiaries, six distinctly themed casino/hotel properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. The Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Company will acquire the real estate and other assets of Station, except to the extent the operating assets are transferred immediately prior to the Merger, as described below.

     It is currently anticipated that, as part of the transactions associated with the Merger, but immediately prior to the Merger, certain operating assets and the employees of Station will be transferred to a limited liability company to be formed (the "Operating Company"). The Operating Company will be owned 50% by Crescent Operating, Inc. (an affiliate of the Company) or another affiliate established by the Company, 24.9% by a newly formed entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity owned by other members of Station management (the "Secondary Management Entity"). It is anticipated that the Operating Company will operate the six casino/hotel properties currently operated by Station pursuant to a lease with the Company. The lease will have a 10-year term, with one five-year renewal option. The lease will provide that the Operating Company is required to maintain the properties in good condition at its expense. The Company will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the properties, to be used from time to time to replace furniture, fixtures and equipment. The lease will provide for base and percentage rent but the amount of the rent has not yet been determined. Under the lease, the Company will have a right of first refusal to acquire, and thereafter to include under the lease, any additional casino and/or hotel properties which the Operating Company desires to acquire.

     In order to effect the Merger, the Company will issue .466 common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of preferred shares (the "Preferred Shares") which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger. The Preferred Shares will be convertible into Common Shares of the Company (based on a conversion ratio that will reflect the Merger exchange ratio) and will be entitled to receive dividends of $3.50 per annum prior to the payment of distributions to holders of the Common Shares. The holders of the Preferred Shares generally will have no voting rights, unless required by law.

     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $919 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.7 billion.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, directors and affiliates of the approvals required under applicable gaming laws. It is anticipated that the Merger and the associated transactions will be consummated in the third quarter of 1998. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the Merger.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.

     The Company has agreed to invest up to $115 million in Station prior to completion of the Merger through the purchase, upon one or more calls by Station, of a new class of convertible preferred stock of Station. The Company must fund the purchase price for shares of the preferred stock (at a purchase price of $1,000 per share) on the 10th business day following notice from Station requiring the purchase of at least 5,000 (but less than 25,000) shares and on the 20th business day following notice from Station requiring the purchase of 25,000 shares or more. The Company generally is not required to purchase shares of the preferred stock more than two times in any 30-day period. The preferred stock is redeemable at any time at the option of Station for cash equal to the redemption price (the purchase price plus any unpaid dividends) or for common stock of Station with a market value of approximately 111% of such redemption price (with the market value determined based on a 20-day trading average preceding notice). Dividends of $100 per share are payable annually on the shares of preferred stock outstanding. The preferred stock has no voting rights except as required by law. Station must use the proceeds of the sales of the preferred stock to repay indebtedness used to complete acquisitions or development of master-planned expansion projects at existing hotel/casino properties, unless the Company agrees to an alternative use of proceeds.

     In connection with the transaction, the Company will enter into a Right of First Refusal and Noncompetition Agreement with the Operating Company. Under the agreement, the Company will grant the Operating Company a right of first refusal as to any lease arrangement (a "master lease") for a casino/hotel property (defined as real estate on which hotel and casino or other gaming-related operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Company will cease to operate the business. The Operating Company will grant the Company a right of first refusal to invest, directly or indirectly,
(i) in casino/hotel properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other gaming-related investments that can be structured as REIT-suitable investments. In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating, Inc. and their affiliates may not own, operate or otherwise engage in activities related to any casino/hotel properties other than casino/hotel properties operated and leased by the Operating Company or an entity under its control, provided that the Company may own a casino/hotel property if a master lease arrangement already exists at the property, if casino/hotel activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Company, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to casino/hotel properties that are not operated and leased by the Operating Company or an entity under its control.

     Upon consummation of the merger, the number of members of the Board of Trust Managers of the Company will be increased by two. The two new members will be Frank J. Fertitta III, the Chairman, Chief Executive Officer and a director of Station, and Lorenzo J. Fertitta, currently a director of Station and brother of Frank J. Fertitta III.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  FINANCIAL STATEMENTS UNDER RULE 3-05 OF REGULATION S-X

         FINANCIAL STATEMENTS FOR STATION CASINOS, INC. AS OF DECEMBER 31, 1997 (UNAUDITED)

         Consolidated Balance Sheets as of December 31, 1997 and March 31, 1997

         Consolidated Statements of Operations for the three months and nine months ended December 31, 1997 and 1996

         Consolidated Statements of Cash Flows for the nine months ended December 31, 1997 and 1996

         Notes to the Consolidated Financial Statements


         FINANCIAL STATEMENTS FOR STATION CASINOS, INC. AS OF MARCH 31, 1997 (AUDITED)

         Report of Independent Public Accountants

         Consolidated Balance Sheets as of March 31, 1997 and 1996

         Consolidated Statements of Operations for the years ended March 31, 1997, 1996, and 1995

         Consolidated Statements of Stockholders' Equity for the years ended March 31, 1997, 1996 and 1995

         Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996, and 1995

         Notes to the Consolidated Financial Statements.

    (b)  PRO FORMA FINANCIAL INFORMATION

         Crescent Real Estate Equities Company

         Pro Forma Consolidated Balance Sheet as of September 30, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996 (unaudited) and notes thereto.

    (c)  EXHIBITS

         The following is a list of all exhibits filed as a part of this Form 8-K/A.

          Exhibit No.             Description of Exhibit
          -----------             ----------------------
              2.01                Agreement and Plan of Merger, dated as of
                                  January 16, 1998, by and between the
                                  Registrant and Station Casinos, Inc.
                                  (previously filed)

             23.01                Consent of Arthur Andersen LLP, Independent
                                  Public Accountants, dated February 10, 1998
                                  (filed herewith).

                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 1998            CRESCENT REAL ESTATE EQUITIES COMPANY



                                    By:  /s/ DALLAS E. LUCAS
                                         -----------------------
                                             Dallas E. Lucas
                                        Senior Vice President and
                                         Chief Financial Officer

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                       PAGE
                                                                                                                       ----
FINANCIAL STATEMENTS FOR STATION CASINOS, INC. AS OF DECEMBER 31, 1997 (UNAUDITED)

     Consolidated Balance Sheets as of December 31, 1997 and March 31, 1997....................................         F-2

     Consolidated Statements of Operations for the three months and the nine
     months ended December 31, 1997 and 1996...................................................................         F-3

     Consolidated Statements of Cash Flows for the nine months ended December 31, 1997 and 1996................         F-4

      Notes to the Consolidated Financial Statements...........................................................         F-5

FINANCIAL STATEMENTS FOR STATION CASINOS, INC. AS OF MARCH 31, 1997 (AUDITED)

     Report of Independent Public Accountants..................................................................        F-22

     Consolidated Balance Sheets as of March 31, 1997 and 1996.................................................        F-23

     Consolidated Statements of Operations for the years ended March 31, 1997, 1996, and 1995..................        F-24

     Consolidated Statements of Stockholders' Equity for the years ended March 31, 1997, 1996
         and 1995..............................................................................................        F-25

     Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995...................        F-26

      Notes to the Consolidated Financial Statements...........................................................        F-27

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

     Pro Forma Consolidated Balance Sheet as of September 30, 1997 (unaudited) and notes thereto...............        F-46

     Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997
        (unaudited) and notes thereto..........................................................................        F-49

     Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996
        (unaudited) and notes thereto..........................................................................        F-53


PART I - FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS


                              STATION CASINOS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (amounts in thousands, except share data)
                                   (unaudited)

                                                                               DECEMBER 31,     MARCH 31,
                                                                                  1997            1997
                                                                               -----------    -----------
                                    ASSETS
CURRENT ASSETS:
    Cash and cash equivalents ...............................................  $    53,662    $    42,522
    Accounts and notes receivable, net ......................................       16,455          7,852
    Inventories .............................................................        4,825          3,473
    Prepaid gaming taxes ....................................................        7,022          4,291
    Prepaid expenses and other ..............................................       14,618         11,231
                                                                               -----------    -----------
        TOTAL CURRENT ASSETS ................................................       96,582         69,369

Property and equipment, net .................................................    1,141,268      1,069,052
Land held for development ...................................................       27,114         26,354
Other assets, net ...........................................................       59,432         69,343
                                                                               -----------    -----------
        TOTAL ASSETS ........................................................  $ 1,324,396    $ 1,234,118
                                                                               ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt .......................................  $    14,955    $    18,807
    Accounts payable ........................................................       15,762         21,106
    Accrued payroll and related .............................................       19,243         13,460
    Construction contracts payable ..........................................       12,543         94,835
    Accrued interest payable ................................................       13,970         10,625
    Accrued expenses and other ..............................................       39,102         26,433
                                                                               -----------    -----------
        TOTAL CURRENT LIABILITIES ...........................................      115,575        185,266

Long-term debt, less current portion ........................................      904,609        742,156
Deferred income taxes, net ..................................................       12,975          7,848
                                                                               -----------    -----------
         TOTAL LIABILITIES ..................................................    1,033,159        935,270
                                                                               -----------    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Preferred stock, par value $.01; authorized 5,000,000 shares; 2,070,000
       convertible preferred shares issued and outstanding ..................      103,500        103,500
    Common stock, par value $.01; authorized 90,000,000 shares;
       35,306,657 and 35,318,057 shares issued and outstanding ..............          353            353
    Additional paid-in capital ..............................................      167,155        167,397
    Deferred compensation - restricted stock ................................         (652)        (1,225)
    Retained earnings .......................................................       20,881         28,823
                                                                               -----------    -----------
        TOTAL STOCKHOLDERS' EQUITY ..........................................      291,237        298,848
                                                                               -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................  $ 1,324,396    $ 1,234,118
                                                                               ===========    ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              STATION CASINOS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands, except per share data)
                                   (unaudited)


                                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                DECEMBER 31,              DECEMBER 31,
                                                             1997         1996         1997         1996
                                                          ---------    ---------    ---------    ---------
OPERATING REVENUES:
    Casino ............................................   $ 154,172    $ 102,002    $ 436,872    $ 314,074
    Food and beverage .................................      34,282       20,954       97,859       63,580
    Room ..............................................      10,474        7,053       27,692       19,711
    Other .............................................      12,557       12,440       41,233       35,192
                                                          ---------    ---------    ---------    ---------
         Gross revenues ...............................     211,485      142,449      603,656      432,557
    Less promotional allowances .......................     (14,289)      (8,682)     (38,847)     (25,316)
                                                          ---------    ---------    ---------    ---------
         Net revenues .................................     197,196      133,767      564,809      407,241
                                                          ---------    ---------    ---------    ---------

OPERATING COSTS AND EXPENSES:
    Casino ............................................      73,910       45,976      211,502      139,254
    Food and beverage .................................      22,764       15,499       67,626       47,774
    Room ..............................................       3,520        2,328       10,001        7,425
    Other .............................................       5,744        5,659       19,225       16,919
    Selling, general and administrative ...............      45,523       26,781      127,419       82,387
    Corporate expenses ................................       3,524        4,735       11,168       13,377
    Development expenses ..............................        --            377          104          979
    Depreciation and amortization .....................      17,227       10,876       50,396       30,968
    Preopening expenses ...............................        --           --         10,866         --
                                                          ---------    ---------    ---------    ---------
                                                            172,212      112,231      508,307      339,083
                                                          ---------    ---------    ---------    ---------
OPERATING INCOME ......................................      24,984       21,536       56,502       68,158
                                                          ---------    ---------    ---------    ---------

OTHER INCOME (EXPENSE):
    Interest expense, net .............................     (19,884)      (7,631)     (55,597)     (23,891)
    Other .............................................         199         (116)      (4,797)         (50)
                                                          ---------    ---------    ---------    ---------
                                                            (19,685)      (7,747)     (60,394)     (23,941)
                                                          ---------    ---------    ---------    ---------

INCOME (LOSS) BEFORE INCOME TAXES .....................       5,299       13,789       (3,892)      44,217
Income tax (provision) benefit ........................      (1,874)      (5,033)       1,384      (15,884)
                                                          ---------    ---------    ---------    ---------
NET INCOME (LOSS) .....................................       3,425        8,756       (2,508)      28,333
PREFERRED STOCK DIVIDENDS .............................      (1,812)      (1,812)      (5,434)      (5,434)
                                                          ---------    ---------    ---------    ---------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK ..........   $   1,613    $   6,944    $  (7,942)   $  22,899
                                                          =========    =========    =========    =========

EARNINGS (LOSS) PER COMMON SHARE ......................   $    0.05    $    0.20    $   (0.22)   $    0.65
                                                          =========    =========    =========    =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ............      35,307       35,318       35,309       35,315
                                                          =========    =========    =========    =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              STATION CASINOS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)
                                   (unaudited)

                                                                                            NINE MONTHS ENDED
                                                                                               DECEMBER 31,
                                                                                           1997         1996
                                                                                        ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...................................................................   $  (2,508)   $  28,333
                                                                                        ---------    ---------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization ..................................................      50,396       30,968
     Increase in deferred income taxes ..............................................       3,089        7,772
     Preopening expenses ............................................................      10,866         --
     Changes in assets and liabilities:
       Increase in accounts and notes receivable, net ...............................      (8,603)      (6,586)
       Increase in inventories and prepaid expenses and other .......................      (5,432)      (3,532)
       (Decrease) increase in accounts payable ......................................      (5,344)       4,007
       Increase in accrued expenses and other .......................................      20,265        7,384
     Other, net .....................................................................      10,597        5,196
                                                                                        ---------    ---------
                         Total adjustments ..........................................      75,834       45,209
                                                                                        ---------    ---------
               Net cash provided by operating activities ............................      73,326       73,542
                                                                                        ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures ...........................................................    (121,824)    (373,496)
     (Decrease) increase in construction contracts payable ..........................     (82,292)      56,882
     Preopening expenses ............................................................      (8,516)        --
     Other, net .....................................................................       3,523      (22,659)
                                                                                        ---------    ---------
               Net cash used in investing activities ................................    (209,109)    (339,273)
                                                                                        ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     (Payments) borrowings under bank facility, net .................................     (47,000)     183,500
     Borrowings under Sunset loan agreement .........................................      64,000       22,500
     Proceeds from the issuance of notes payable ....................................      16,250        2,250
     Principal payments on notes payable ............................................     (23,381)     (25,147)
     Proceeds from the issuance of senior subordinated notes, net ...................     144,287         --
     Proceeds from the issuance of preferred stock, net .............................        --         13,095
     Dividends paid .................................................................      (5,434)      (5,174)
     Other, net .....................................................................      (1,799)      (4,735)
                                                                                        ---------    ---------
               Net cash provided by financing activities ............................     146,923      186,289
                                                                                        ---------    ---------

CASH AND CASH EQUIVALENTS:
     Increase (decrease) in cash and cash equivalents ...............................      11,140      (79,442)
     Balance, beginning of period ...................................................      42,522      114,868
                                                                                        ---------    ---------
     Balance, end of period .........................................................   $  53,662    $  35,426
                                                                                        =========    =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Cash paid for interest, net of amounts capitalized .............................   $  47,121    $  18,287
     Cash paid for income taxes .....................................................   $      92    $   5,950
     Property and equipment purchases financed by debt ..............................   $   3,532    $     361



              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                             STATION CASINOS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.       BASIS OF PRESENTATION

         Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdicitional gaming enterprise that currently owns and operates four casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada.

         The accompanying condensed consolidated financial statements include the accounts of Station Casinos, Inc. and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Texas Station, Inc. ("Texas Station"), Kansas City Station Corporation ("Station Casino Kansas City", opened January 16, 1997), Sunset Station, Inc. ("Sunset Station", opened June 10, 1997) and Southwest Gaming Services, Inc. Material intercompany accounts and transactions have been eliminated.

         The accompanying condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three and nine months ended December 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

2.       MERGER AGREEMENT

         On January 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to the Merger Agreement, the Company will be merged with and into Crescent (the "Merger"). The Merger Agreement also provides for certain alternative structures to facilitate the combination of the businesses of the Company and Crescent.

         Upon consummation of the Merger, each share of the Company's $.01 par value common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") together with the associated rights issued pursuant to the Rights Agreement dated October 6, 1997 shall as of the Effective Time, be converted into the right to receive 0.466 validly issued, fully paid and nonassessable shares of Crescent's $.01 par value common shares of beneficial interest. Each share of the Company's $3.50 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall as of the Effective Time be converted into the right to receive one validly issued, fully paid and nonassessable $3.50 Convertible Preferred Share of Crescent convertible into the number of Crescent common shares and having the terms required by the Company's Convertible Preferred Stock. In addition, at the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company (the "Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January

                             STATION CASINOS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

2.   MERGER AGREEMENT (CONTINUED)

16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 Shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Unless written consent from Crescent is received, the Company has agreed to use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.

         Consummation of the Merger is subject to the satisfaction of certain closing conditions, including the approval of the Company's stockholders, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the approval of any other governmental entity with jurisdiction in respect of gaming laws required or necessary in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement entitles Crescent to a $54 million break-up fee if such agreement is terminated (i) by either Crescent or the Board of Directors of the Company if any required approval of the Merger is not obtained by reason of the failure to obtain the required vote of stockholders, (ii) by Crescent, if the Board of Directors of the Company withdraws its approval or recommendation of the Merger, recommends a superior proposal or (iii) by the Board of Directors of the Company, if it receives a superior proposal that Crescent does not match or exceed.

         Upon consummation of the Merger, it is anticipated that an operating company owned equally by the Company's management team and Crescent Operating, Inc. (the "Operating Company") will operate the six casino properties currently operated by the Company pursuant to a lease with Crescent. The lease will be a 10-year lease with one, five-year renewal option. The lease also will be a triple-net lease, and will provide that the Operating Company is required to maintain the property in good condition at its expense during the term of the lease. The lease provides for base and percentage rent but the amount of the rent has not yet been determined.

         Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 (the "Rights Agreement"), to exclude Crescent and its affiliates from the definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

                             STATION CASINOS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

3.       LONG-TERM DEBT

Long-term debt consists of the following (amounts in thousands):

                                                                                         December 31,    March 31,
                                                                                            1997           1997
                                                                                          ---------      ---------
Station Casinos, Inc. (excluding Sunset Station):
Reducing revolving credit facility, secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Station Casino St.
    Charles and Station Casino Kansas City, $330 million limit at December 31,
    1997, due September 2000, interest at a margin above the bank's prime rate
    or the Eurodollar Rate (8.21% at December 31, 1997) .............................     $ 230,000      $ 277,000
9 5/8% senior subordinated notes, payable interest only semi-annually, principal due June 1, 2003, net of unamortized discount of $6.2 million
    at December 31, 1997 ............................................................       186,841        186,248
9 3/4% senior subordinated notes, payable interest only semi-annually, principal due April 15, 2007, net of unamortized discount of $5.5 million
    at December 31, 1997 ............................................................       144,541             --
10 1/8% senior subordinated notes, payable interest only semi-annually, principal due March 15, 2006, net of unamortized discount of $1.1
    million at December 31, 1997 ....................................................       196,885        196,818
Notes payable to banks and others, collateralized by slot machines, furniture and equipment, monthly installments including interest ranging
    from 7.8% to 8.0% at December 31, 1997 ..........................................        16,710         27,564
Capital lease obligations, collateralized by furniture and equipment ................        18,488          7,703
Other long-term debt ................................................................        16,099         19,630
                                                                                          ---------      ---------
               Sub-total ............................................................       809,564        714,963

Sunset Station, Inc.:
$110 million Sunset Station first mortgage construction/term loan agreement, secured by substantially all of the assets of Sunset Station, interest at a margin of 375 basis points above the Eurodollar Rate
    (9.58% at December 31, 1997), due September 2000 ................................       110,000         46,000
                                                                                          ---------      ---------
               Total long-term debt .................................................       919,564        760,963
Current portion of long-term debt ...................................................       (14,955)       (18,807)
                                                                                          ---------      ---------
              Total long-term debt, less current portion ............................     $ 904,609      $ 742,156
                                                                                          =========      =========


         In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that rank pari passu with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes is recorded as a reduction to long-term debt. Proceeds from the offering were used to pay down amounts outstanding under the reducing revolving credit facility.

         In June 1997, the Company obtained an amendment to the reducing revolving credit facility (the "Bank Facility"). This amendment modified the covenant restricting the maximum consolidated funded debt to EBITDA ratio as follows: 5.75 to 1.00 for the fiscal quarter ended December 31, 1997, 5.75 to 1.00

                             STATION CASINOS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   LONG-TERM DEBT (CONTINUED)

for the fiscal quarter ending March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. For the quarter ended December 31, 1997, the Company obtained a one time waiver modifying the funded debt to EBITDA ratio to a maximum of 5.90 to 1.00. As of December 31, 1997, the Company's funded debt to EBITDA ratio was 5.80 to 1.00. In addition, in July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998, at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000.

4.       OTHER MATTERS

Preopening Expenses

         Prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. The Company expenses preopening expenses upon the opening of the related facility. In June 1997, Sunset Station Hotel & Casino opened. During the nine months ended December 31, 1997, $10.9 million of preopening expenses primarily related to Sunset Station were expensed.

Expired Option Payments

         In June 1997, $5 million of certain expired option payments to lease or acquire land for future development, which had previously been capitalized, were expensed. Such amounts are included in other income/expense in the accompanying condensed consolidated statements of operations for the nine months ended December 31, 1997.

Earnings Per Share

         The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for fiscal years ending after December 15, 1997. This statement replaces primary earnings per share ("EPS") with basic EPS. No dilution for potentially dilutive securities is included in basic EPS. This statement also requires when applying the treasury stock method for diluted EPS to compute dilution for options and warrants, to use average share price for the period, rather than the more dilutive greater of the average share price or end-of-period share price. The Company will adopt SFAS No. 128 in its fiscal year 1998 annual financial statements. Management believes the adoption of SFAS No. 128 will have no impact on the Company's previously reported earnings per share.

ITEM 2.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (amounts in thousands)
                                   (unaudited)

1.    OVERVIEW

The following table highlights the results of operations for the Company and its subsidiaries:


                                         THREE MONTHS ENDED       NINE MONTHS ENDED
                                            DECEMBER 31,            DECEMBER 31,
                                      ----------------------   ----------------------
                                         1997         1996        1997         1996
                                      ---------    ---------   ---------    ---------
NEVADA OPERATIONS:
PALACE STATION
Net revenues ......................   $  32,314    $  32,059   $  95,704    $ 100,559
Operating income ..................   $   7,087    $   7,222   $  21,075    $  23,407
EBITDA (1) ........................   $   9,018    $   9,214   $  27,232    $  29,444

BOULDER STATION
Net revenues ......................   $  34,814    $  35,904   $ 103,897    $ 105,948
Operating income ..................   $   9,214    $   9,054   $  28,060    $  27,267
EBITDA (1) ........................   $  12,063    $  11,818   $  36,805    $  35,285

TEXAS STATION
Net revenues ......................   $  24,560    $  19,435   $  67,217    $  59,239
Operating income ..................   $   3,962    $     476   $   8,618    $   2,324
EBITDA (1) ........................   $   6,228    $   2,814   $  15,296    $   8,153

SUNSET STATION
Net revenues ......................   $  32,479    $      --   $  74,629    $      --
Operating income (loss) ...........   $   5,661    $      --   $   2,275    $      --
EBITDAR (1) .......................   $   9,847    $      --   $  21,674    $      --
EBITDA (1) ........................   $   7,420    $      --   $  16,696    $      --

TOTAL NEVADA OPERATIONS:
Net revenues ......................   $ 124,167    $  87,398   $ 341,447    $ 265,746
Operating income ..................   $  25,924    $  16,752   $  60,028    $  52,998
EBITDA (1) ........................   $  34,729    $  23,846   $  96,029    $  72,882

MISSOURI OPERATIONS:
STATION CASINO ST. CHARLES
Net revenues ......................   $  29,629    $  39,209   $  90,779    $ 120,026
Operating income ..................   $   2,159    $   9,221   $   8,749    $  27,451
EBITDA (1) ........................   $   5,441    $  12,235   $  18,588    $  36,317

STATION CASINO KANSAS CITY
Net revenues ......................   $  37,601    $      --   $ 112,595    $      --
Operating loss ....................   $     (77)   $      --   $  (2,391)   $      --
EBITDA (1) ........................   $   4,534    $      --   $  11,052    $      --

TOTAL MISSOURI OPERATIONS:
Net revenues ......................   $  67,230    $  39,209   $ 203,374    $ 120,026
Operating income ..................   $   2,082    $   9,221   $   6,358    $  27,451
EBITDA (1) ........................   $   9,975    $  12,235   $  29,640    $  36,317

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (amounts in thousands)
                                   (unaudited)

1.    OVERVIEW (CONTINUED)



                                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                                     DECEMBER 31,           DECEMBER 31,
                                                --------------------    --------------------
                                                  1997        1996        1997        1996
                                                --------    --------    --------    --------
STATION CASINOS, INC. AND OTHER:
Net revenues ................................   $  5,799    $  7,160    $ 19,988    $ 21,469
Operating loss ..............................   $ (3,022)   $ (4,437)   $ (9,884)   $(12,291)
EBITDA (1) ..................................   $ (2,493)   $ (3,669)   $ (7,905)   $(10,073)


(1) "EBITDA" consists of operating income plus depreciation and amortization, including preopening expenses. "EBITDAR" consists of operating income plus depreciation, amortization, preopening expenses and rent expense. EBITDA and EBITDAR should not be construed as alternatives to operating income as an indicator of the Company's operating performance, or as alternatives to cash provided by operating activities as a measure of liquidity. The Company has presented EBITDA and EBITDAR solely as supplemental disclosure because the Company believes that certain investors consider this information useful in the evaluation of the financial performance of companies with substantial depreciation and amortization, preopening expenses and rent expense.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2.       RESULTS OF OPERATIONS

         Three and Nine months ended December 31, 1997 Compared to Three and Nine months ended December 31, 1996.

         Consolidated net revenues increased 47.4% to $197.2 million for the three months ended December 31, 1997, from $133.8 million in the prior year. The Company's Nevada Operations contributed $124.2 million of net revenues for the three months ended December 31, 1997, an increase of 42.1% over the prior year. This increase in net revenues is due primarily to the opening of Sunset Station in June 1997, as well as the continued improvement at Texas Station. Net revenues at Boulder Station declined 3.0% due primarily to the opening of Sunset Station on June 10, 1997. The Company's Missouri Operations contributed $67.2 million of net revenues for the three months ended December 31, 1997, an increase of 71.5% over the prior year. This increase in net revenues is due to the opening of Station Casino Kansas City in January 1997, offset by a decline of 24.4% in net revenues at Station Casino St. Charles due to increased competition in the St. Louis market with the opening of a new hotel/casino in Maryland Heights in March 1997. For the nine months ended December 31, 1997, consolidated net revenues increased 38.7% to $564.8 million, as compared to $407.2 million in the prior year. The Nevada Operations contributed $341.4 million of net revenues for the nine months ended December 31, 1997, an increase of $75.7 million over the prior year. The Missouri Operations contributed $203.4 million of net revenues for the nine months ended December 31, 1997, an increase of $83.3 million over the prior year. These net improvements are due to the factors noted above.

         Consolidated operating income increased 16.0% to $25.0 million for the three months ended December 31, 1997, from $21.5 million in the prior year. Operating income at the Company's Nevada Operations increased 54.8% to $25.9 million for the three months ended December 31, 1997, from $16.8 million in the prior year. Operating income at the Company's Missouri Operations declined 77.4% to $2.1 million for the three months ended December 31, 1997, from $9.2 million in the prior year. The increase in consolidated operating income, together with an increase in net interest expense of $12.3 million and a decrease in the income tax provision resulted in net income applicable to common stock of $1.6 million, or earnings per common share of $0.05 for the three months ended December 31, 1997. For the nine months ended December 31, 1997, consolidated operating income decreased 17.1% to $56.5 million, from $68.2 million in the prior year. The Nevada Operations generated operating income of $60.0 million, an increase of 13.3% compared to the prior year. Excluding $10.9 million of preopening expenses primarily related to the opening of Sunset Station, the Nevada Operations generated operating income of $70.9 million, an increase of 33.8% over the prior year. The Missouri Operations generated operating income of $6.4 million, a decrease of 76.8% due primarily to a decrease of $18.7 million at Station Casino St. Charles related to increased competition and an operating loss of $2.4 million at Station Casino Kansas City. The decline in consolidated operating income, an increase in net interest expense of $31.7 million, and the expiration of certain option payments to lease or acquire land for future development resulting in an expense of $5.0 million, resulted in a net loss applicable to common stock of $7.9 million, or a loss per common share of $0.22 for the nine months ended December 31, 1997, compared to net income applicable to common stock of $22.9 million, or earnings per common share of $0.65 in the prior year.

         Casino. Casino revenues increased 51.1% to $154.2 million for the three months ended December 31, 1997, from $102.0 million in the prior year. For the nine months ended December 31, 1997, casino revenues increased 39.1% to $436.9 million, from $314.1 million in the prior year. These increases are due to the opening of Sunset Station in June 1997, the opening of Station Casino Kansas City in January 1997 and improvements at Texas Station, offset by a decrease at Station Casino St. Charles due to the factors noted above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2.       RESULTS OF OPERATIONS (CONTINUED)

         Casino expenses increased 60.8% to $73.9 million for the three months ended December 31, 1997, from $46.0 million in the prior year. For the nine months ended December 31, 1997, casino expenses increased 51.9% to $211.5 million, from $139.3 million in the prior year. These increases in casino expenses are consistent with the increase in casino revenues noted above. The casino net profit margin decreased to 52.1% for the three months ended December 31, 1997, from 54.9% in the prior year. The Company's Nevada Operations experienced a slight increase in net casino margin, while the Missouri Operations were negatively impacted in St. Charles due to the increased competition and Station Casino Kansas City which has a lower margin due to the start-up nature of its operations, and its late entry into the Kansas City market. In addition, the Missouri Operations have a lower margin than the Company's combined margin, due primarily to higher gaming tax rates in Missouri as compared to Nevada. For the nine months ended December 31, 1997, the casino net profit margin declined to 51.6% from 55.7% in the prior year for the same reasons as noted above.

         Food and Beverage. Food and beverage revenues increased 63.6% to $34.3 million for the three months ended December 31, 1997, from $21.0 million in the prior year. For the nine months ended December 31, 1997, food and beverage revenues increased 53.9% to $97.9 million, from $63.6 million in the prior year. These increases are due to the opening of Station Casino Kansas City and Sunset Station as noted above.

         Food and beverage net profit margins improved to 33.6% for the three months ended December 31, 1997, from 26.0% in the prior year. For the nine months ended December 31, 1997, food and beverage net profit margins improved to 30.9%, from 24.9% in the prior year. These increases in margin are due to improvement at the Company's Nevada Operations, especially Texas Station, primarily as a result of continued focus on cost control.

         Room. Room revenues increased 48.5% to $10.5 million for the three months ended December 31, 1997, from $7.1 million in the prior year. For the nine months ended December 31, 1997, room revenues increased 40.5% to $27.7 million, from $19.7 million in the prior year. These increases are due primarily to the opening of Station Casino Kansas City and Sunset Station which added 632 rooms for a total of 2,160 rooms company-wide. Room occupancy company-wide decreased to 93% from 96%, while the average daily room rate increased to $52 from $48 during the nine months ended December 31, 1997.

         Other. Other revenue increased 1.0% to $12.6 million for the three months ended December 31, 1997, from $12.4 million in the prior year. For the nine months ended December 31, 1997, other revenues increased 17.2% to $41.2 million from $35.2 million in the prior year. These increases are due primarily to the addition of Station Casino Kansas City and Sunset Station. Revenues from the Company's slot route business increased 10.4% to $17.0 million for the nine months ended December 31, 1997.

         Selling, General and Administrative. Selling, general and administrative expenses ("SG&A") increased 70.0% to $45.5 million for the three months ended December 31, 1997, from $26.8 million in the prior year. For the nine months ended December 31, 1997, SG&A increased 54.7% to $127.4 million, from $82.4 million in the prior year. These increases are due to the addition of Station Casino Kansas City and Sunset Station. SG&A as a percentage of net revenues increased to 23.1% for the three months ended December 31, 1997, from 20.0% in the prior year. For the nine months ended December 31, 1997, SG&A as a percentage of net revenues increased to 22.6% from 20.2% in the prior year. These increases are due primarily to the new operations at Sunset Station and Station Casino Kansas City which, as new properties, tend to have a higher percentage of SG&A to net revenues.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2.       RESULTS OF OPERATIONS (CONTINUED)

         Corporate Expenses. Corporate expenses decreased 25.6% to $3.5 million for the three months ended December 31, 1997, from $4.7 million in the prior year. For the nine months ended December 31, 1997, corporate expenses decreased 16.5% to $11.2 million, from $13.4 million in the prior year. Corporate expenses declined to 1.8% of net revenues for the three months ended December 31, 1997, from 3.5% in the prior year. For the nine months ended December 31, 1997, corporate expenses declined to 2.0% of net revenues from 3.3% in the prior year. These reductions were the result of management's efforts to lower corporate expenses.

         Development Expenses. The Company incurred no development expenses during the three months ended December 31, 1997. Such costs have historically been incurred by the Company in its efforts to identify and pursue potential gaming opportunities in selected jurisdictions, including those in which gaming has not been approved. The Company expenses development costs including lobbying, legal and consulting until such time as the jurisdiction has approved gaming and the Company has identified a specific site. Costs incurred subsequent to these criteria being met are capitalized.

         Depreciation and Amortization. Depreciation and amortization increased 58.4% to $17.2 million for the three months ended December 31, 1997, from $10.9 million in the prior year. For the nine months ended December 31, 1997, depreciation and amortization increased 62.7% to $50.4 million, from $31.0 million in the prior year. These increases are due primarily to the addition of Station Casino Kansas City and Sunset Station.

         Preopening Expenses. The Company capitalizes preopening expenses associated with its construction projects, including Sunset Station which opened June 10, 1997. These amounts are expensed upon the opening of the related project. During the nine months ended December 31, 1997, the Company expensed preopening expenses of $10.9 million related primarily to Sunset Station.

         Interest Expense, net. Interest costs incurred (expensed and capitalized) increased 57.9% to $23.7 million for the three months ended December 31, 1997. For the nine months ended December 31, 1997 interest costs incurred increased 67.3% to $68.9 million. This increase is primarily attributable to added interest costs associated with the 9 3/4% senior subordinated notes issued by the Company in April 1997, borrowings under the Sunset Station loan agreement and borrowings under the reducing revolving credit facility. Effective January 1, 1998, the Company will stop capitalizing interest on the St. Charles Expansion Project.

3.       LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended December 31, 1997, the Company's sources of capital included net proceeds of $144.3 million from the issuance of 9 3/4% senior subordinated notes, which were used to repay amounts outstanding under the Company's reducing revolving bank credit facility, cash flows from operating activities of $73.3 million, and borrowings under the Sunset Loan Agreement (as defined herein) of $64.0 million. At December 31, 1997, the Company had available borrowings of $100.0 million under its reducing revolving credit facility, subject to covenant restrictions and $53.7 million in cash and cash equivalents. Also, in connection with the Merger Agreement, the Company will issue to Crescent and Crescent has agreed to purchase up to an aggregate of 115,000 shares of a new series of preferred stock of the Company at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares (See Liquidity and Capital Resources - New Series of Preferred Stock).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.       LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

During the nine months ended December 31, 1997, total capital expenditures were approximately $125.4 million, of which approximately (i) $43.6 million was associated with the development and construction of Sunset Station, (ii) $31.6 million was associated with the development and construction of the expansion project at Station Casino St. Charles, (iii) $7.0 million was associated with the acquisition of land adjacent to Boulder Station, and (iv) $43.2 million was associated with various other projects, maintenance capital expenditures and net construction period interest.

         The Company's primary capital requirements during the remainder of fiscal year 1998 are expected to include (i) the payment of construction contracts payable of approximately $12.5 million as of December 31, 1997, (ii) maintenance capital expenditures, (iii) principal and interest payments on indebtedness, (iv) dividend payments on convertible preferred stock, and (v) general corporate purposes.

          The Company has commenced construction of an expansion project at Station Casino St. Charles (the "St. Charles Expansion Project"). As of December 31, 1997, approximately $131.2 million (excluding construction period interest) had been incurred. As of December 31, 1997, construction on the project has ceased and management does not expect that any major construction on the project will resume before the Merger with Crescent is consummated (See Note 2 to Condensed Consolidated Financial Statements). Once the merger is consummated, the Company jointly with Crescent will determine the scope and timing of the project. Effective January 1, 1998, the Company will stop capitalizing interest on the St. Charles Expansion Project.

         The Company believes that cash flows from operations, borrowings under the reducing revolving bank credit facility, vendor and lease financing of equipment, the Redeemable Preferred Stock (see Note 2 to Condensed Consolidated Financial Statements) and existing cash balances will be adequate to satisfy the Company's anticipated uses of capital during the remainder of fiscal year 1998. The Company, however, continually is evaluating its financing needs. If more attractive financing alternatives become available to the Company, the Company may amend its financing plans assuming such financing would be permitted under its existing debt agreements (See "Description of Certain Indebtedness and Capital Stock") and other applicable agreements, including the Merger Agreement which requires the Company to obtain the consent of the other party prior to issuing additional securities or selling assets.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK

BANK FACILITY

         The Company's secured, Amended and Restated Reducing Revolving Loan Agreement, dated as of March 19, 1996, as amended on June 27, 1997 (the "Bank Facility"), is a reducing revolving credit facility which provides for borrowings up to an aggregate principal amount of $330 million as of December 31, 1997. The Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Station Casino Kansas City and Station Casino St. Charles (collectively, the "Borrowers"). The Company and Southwest Gaming Services, Inc. guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000. In July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998 at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000. Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or the Eurodollar Rate, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrowers' and the Company's consolidated (exclusive of Sunset Station) ratio of funded

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.   LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for preopening expenses. As of December 31, 1997, the Borrowers' margin above the Eurodollar Rate on borrowings under the Bank Facility was 2.25%. Such margin will increase to 2.75% if the maximum funded debt to EBITDA (adjusted for preopening expenses) ratio is reached.

         The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio for the Borrowers combined of 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for the periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of December 31, 1997, the Borrowers funded debt to EBITDA ratio was 2.01 to 1.00 and the fixed charge coverage ratio for the preceeding four quarters ended December 31, 1997 was 1.38 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station ($10 million plus 95% of net income determined as of the end of each fiscal quarter with no reduction for net losses) and certain restrictions on distributions of cash from Palace Station to the Company. As of December 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7.9 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

         In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on, or redemptions of, the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior subordinated notes and other specified indebtedness, minimum consolidated tangible net worth requirements (adjusted upwards for post October 1, 1995 preopening expenses, not to exceed $18 million and for potential losses on disposed or discontinued assets, not to exceed $30 million), for the Company of $165 million plus 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures and investments. As of December 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $18.5 million. In March and June 1997, the Company obtained certain amendments to the Bank Facility in order to enhance its borrowing capacity under the Bank Facility. As amended, the Bank Facility includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio, including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year, for the Company on a consolidated basis of 5.75 to 1.00 for the fiscal quarter ended December 31, 1997, 5.75 to 1.00 for the fiscal quarter ending March 31, 1998,
5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to
1.00 thereafter. For the quarter ended December 31, 1997, the Company obtained a one time waiver modifying the funded debt to EBITDA ratio to a maximum of 5.90 to 1.00. As of December 31, 1997, the Company's funded debt to EBITDA ratio was
5.80 to 1.00. Such consolidated calculations for the Company do not include Sunset Station. In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and preferred stock, the amounts necessary to fund casino bankroll in the ordinary course of business and $2.0 million. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the indentures governing the senior subordinated notes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    3.    LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

SENIOR SUBORDINATED NOTES

         The Company has $528.2 million, net of unamortized discount of $12.8 million, of senior subordinated notes outstanding as of December 31, 1997, $186.8 million of these notes bear interest, payable semi-annually, at a rate of 9 5/8% per year, $196.9 million of these notes bear interest, payable semi-annually, at a rate of 10 1/8% per year and $144.5 million of the notes bear interest, payable semi-annually, at a rate of 9 3/4% per year (collectively the "Notes"). The indentures governing the Notes (the "Indentures") contain certain customary financial and other covenants which prohibit the Company and its subsidiaries from incurring indebtedness (including capital leases) other than (a) non-recourse debt for certain specified subsidiaries, (b) certain equipment financings, (c) the Notes, (d) up to $15 million of additional indebtedness, (e) additional indebtedness if, after giving effect thereto, a
2.00 to 1.00 pro forma Consolidated Coverage Ratio (as defined) has been met,
(f) Permitted Refinancing Indebtedness (as defined), (g) borrowings of up to $72 million under the Bank Facility (the Line A Commitment), of which no amounts were outstanding as of December 31, 1997 and (h) certain other indebtedness. At December 31, 1997, the Company's Consolidated Coverage Ratio was 2.01 to 1.00. In addition, the Indentures prohibit the Company from paying dividends on any of its capital stock unless at the time of and after giving effect to such dividends, among other things, the aggregate amount of all Restricted Payments and Restricted Investments (as defined in the Indentures, and which include any dividends on any capital stock of the Company) do not exceed the sum of (i) 50% of Cumulative Consolidated Net Income (as defined) of the Company (less 100% of any consolidated net losses), (ii) certain net proceeds from the sale of equity securities of the Company, and (iii) $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Indentures may significantly affect the Company's ability to pay dividends on its capital stock. The Indentures also give the holders of the Notes the right to require the Company to purchase the Notes at 101% of the principal amount of the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures) of the Company.

SUNSET LOAN AGREEMENT, SUPPLEMENTAL LOAN AGREEMENT AND SUNSET OPERATING LEASE

         On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association ("Bank of America NT&SA"), Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station.

         The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station, and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. As of December 31, 1997, Sunset Station had borrowed the full $110 million under the Sunset Note. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow (as defined). The Sunset Note carries an interest rate of 375 basis points over the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.   LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

respect to the real property on which Sunset Station is situated, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station, and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment.

         The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any full quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less than $52 million plus 80% of net income (not reduced by net losses), plus 100% of certain additional equity contributions by the Company and Supplemental Loans (as defined). As of December 31, 1997, Sunset Station's fixed charge coverage ratio was 2.98 to 1.00 and the funded debt to EBITDA ratio was
3.76 to 1.00. As of December 31, 1997, Sunset Station's net worth exceed the minimum requirement by approximately $8.5 million. In addition, the Sunset Loan Agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

         In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan agreement (the "Supplemental Loan Agreement"). The Sunset Loan Agreement requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down up to $10 million during the first year after September 30, 1997, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment currently financed under the Sunset Operating Lease (as defined herein). Sunset Station will pay interest at a rate per annum equal to the three month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the Indentures and the Bank Facility.

         In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America NT&SA. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $100 million notional amount at December 1997 and then decreases to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense for the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal.

         The Company has also entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") between the Company and First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. As of December 31, 1997, $35.7 million of this facility had been drawn and no further draws pursuant to the lease will be made. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.    LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement).

         In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders advanced funds to the trustee for the purchase by the trustee of, or to reimburse the Company for the purchase, of the Equipment, which is currently being leased to the Company under the Sunset Operating Lease, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

COMMON STOCK

         The Company is authorized to issue up to 90,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), 35,306,657 shares of which were issued and outstanding as of December 31, 1997. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares other than pursuant to the Rights Plan described below. Subject to any preferences that may be granted to the holders of the Company's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

RIGHTS PLAN

         On October 6, 1997, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock. The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the rights to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.    LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition.

         Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 to exclude Crescent and its affiliates from the definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

PREFERRED STOCK

         The Company is authorized to issue up to 5,000,000 shares of its preferred stock, $0.01 par value per share (the "Preferred Stock"). As of December 31, 1997, 2,070,000 shares of $3.50 Convertible Preferred Stock (the "Convertible Preferred Stock") has been issued and are outstanding. The Board of Directors, without further action by the holders of Common Stock or the Convertible Preferred Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock or the Convertible Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

Convertible Preferred Stock

         Each of the Convertible Preferred Stock shares outstanding, have a liquidation preference of $50.00 per share plus an amount equal to any accumulated and unpaid dividends at the annual rate of $3.50 per share, or 7.0% of such liquidation preference. Such dividends accrue and are cumulative from the date of issuance and are payable quarterly. The Convertible Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into shares of Common Stock at an initial conversion rate of 3.2573 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment in certain circumstances. The Company may reduce the conversion price of the Convertible Preferred Stock by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period. The Convertible Preferred Stock is redeemable, at the option of the Company, in whole or in part, for shares of Common Stock, at any time after March 15, 1999, initially at a price of $52.45 per share of Convertible Preferred Stock, and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The Common Stock to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's Common Stock for the preceding 20 trading days or the closing price of the Company's Common Stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. There is no mandatory sinking fund obligation with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.    LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

do not have any voting rights, except as required by applicable law and except that, among other things, whenever accrued and unpaid dividends on the Convertible Preferred Stock are equal to or exceed the equivalent of six quarterly dividends payable on the Convertible Preferred Stock, the holders of the Convertible Preferred Stock, voting separately as a class with the holders of any other series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Board of Directors until dividend arrearage has been paid or amounts have been set apart for such payment. The Convertible Preferred Stock is senior to the Common Stock with respect to dividends and upon liquidation, dissolution or winding-up.

New Series of Preferred Stock

         At the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company (the "Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January 16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Crescent must fund the purchase price for the purchase of shares of Redeemable Preferred Stock on the 10th business day following notice from the Company or, in the case of a notice to sell 25,000 or more shares of Redeemable Preferred Stock, the 20th business day following such notice. The Company may not require Crescent to purchase shares of Redeemable Preferred Stock more than two times in any 30-day period. The Company may redeem the Redeemable Preferred Stock at any time for cash or for common stock of the Company that has a then market price (determined on the basis of closing prices for such stock for the 20 trading days immediately preceding the redemption notice) equal to approximately 111% of the redemption price for the Redeemable Preferred Shares to be redeemed. Any such issuance in redemption will be made such that stock held by each owner of such common stock so issued in excess of 9.9% of the Company's outstanding common stock will generally be non-voting common stock. The Redeemable Preferred Stock will have no voting rights except as required by law. Dividends of $100 per share of Redeemable Preferred Stock per annum shall accrue without interest and be payable when, as, and if declared out of legally available funds on a fully cumulative basis. Unless written consent from Crescent is received, the Company has agreed to use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.

FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 21E. All forward-looking statements involve risks and uncertainties. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not materially differ from its expectations. Factors that could cause actual results to differ materially from expectations include, among other things, the Company's competition, the limitations on capital resources imposed by the Company's Bank Facility and the terms of the Indentures governing the Company's Notes, the Company's ability to meet its interest expense and principal repayment obligations, loss of the Company's riverboat and dockside facilities from service, construction risks, the Company's dependence on key gaming markets, the Company's ability to take advantage of new gaming development opportunities and gaming regulations. For other factors that may cause actual results to materially differ from expectations and underlying assumptions, refer to the Registration Statement on Form S-4 (File No. 333-30685) (and particularly the section labeled "Risk Factors" therein) and periodic reports, including the Annual Report on Form 10-K for the year ended March 31, 1997, filed by the Company with the Securities and Exchange Commission (and particularly the section labeled "Management's Discussion and Analysis of Financial Condition and Results of Operations" therein). Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Station Casinos, Inc.:

     We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (a Nevada corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Las Vegas, Nevada

April 23, 1997 (except for Note 5
  as to which the date is June 27, 1997
  and Note 14 as to which the date is
  January 16, 1998)

                             STATION CASINOS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    MARCH 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Current assets:
  Cash and cash equivalents.................................  $   42,522    $114,868
  Accounts and notes receivable, net........................       7,852       5,151
  Inventories...............................................       3,473       2,299
  Prepaid gaming taxes......................................       4,291       3,726
  Prepaid expenses and other................................      11,231       7,395
                                                              ----------    --------
          Total current assets..............................      69,369     133,439
Property and equipment, net.................................   1,069,052     616,211
Land held for development...................................      26,354      28,934
Other assets, net...........................................      69,343      48,730
                                                              ----------    --------
          Total assets......................................  $1,234,118    $827,314
                                                              ==========    ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   18,807    $ 23,256
  Accounts payable..........................................      21,106      11,091
  Accrued payroll and related...............................      13,460      11,519
  Construction contracts payable............................      94,835      27,879
  Accrued interest payable..................................      10,625       6,875
  Accrued expenses and other current liabilities............      26,433      16,706
                                                              ----------    --------
          Total current liabilities.........................     185,266      97,326
Long-term debt, less current portion........................     742,156     441,742
Deferred income taxes, net..................................       7,848       9,776
                                                              ----------    --------
          Total liabilities.................................     935,270     548,844
                                                              ----------    --------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, par value $.01; authorized 5,000,000
     shares; 2,070,000 and 1,800,000 convertible preferred
     shares issued and outstanding..........................     103,500      90,000
  Common stock, par value $.01; authorized 90,000,000
     shares; 35,318,057 and 35,303,346 shares issued and
     outstanding............................................         353         353
  Additional paid-in capital................................     167,397     167,623
  Deferred compensation -- restricted stock.................      (1,225)     (1,811)
  Retained earnings.........................................      28,823      22,305
                                                              ----------    --------
          Total stockholders' equity........................     298,848     278,470
                                                              ----------    --------
          Total liabilities and stockholders' equity........  $1,234,118    $827,314
                                                              ==========    ========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                        ------------------------------------------
                                                            1997           1996           1995
                                                        ------------   ------------   ------------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Operating revenues:
  Casino..............................................   $   450,013    $   358,495    $   210,534
  Food and beverage...................................        92,220         73,057         43,208
  Room................................................        27,420         23,614         17,690
  Other...............................................        48,957         39,099         36,561
                                                         -----------    -----------    -----------
     Gross revenues...................................       618,610        494,265        307,993
  Promotional allowances..............................       (35,095)       (27,408)       (17,715)
                                                         -----------    -----------    -----------
     Net revenues.....................................       583,515        466,857        290,278
                                                         -----------    -----------    -----------
Operating costs and expenses:
  Casino..............................................       203,857        150,805         92,812
  Food and beverage...................................        68,994         57,659         34,045
  Room................................................        10,318          9,147          7,014
  Other...............................................        23,927         24,902         27,270
  Selling, general and administrative.................       120,285         97,466         60,810
  Corporate expense...................................        18,284         15,979         13,141
  Restructuring charge................................         2,016             --             --
  Development expenses................................         1,302          3,960          7,200
  Depreciation and amortization.......................        44,589         35,039         22,220
  Preopening expenses.................................        31,820          2,436         19,378
                                                         -----------    -----------    -----------
                                                             525,392        397,393        283,890
                                                         -----------    -----------    -----------
Operating income......................................        58,123         69,464          6,388
Other income (expense):
  Interest expense, net...............................       (36,698)       (30,563)       (19,967)
  Other...............................................           (47)         1,150          2,160
                                                         -----------    -----------    -----------
                                                             (36,745)       (29,413)       (17,807)
                                                         -----------    -----------    -----------
Income (loss) before income taxes.....................        21,378         40,051        (11,419)
Income tax (provision) benefit........................        (7,615)       (14,579)         3,477
                                                         -----------    -----------    -----------
Net income (loss).....................................        13,763         25,472         (7,942)
Preferred stock dividends.............................        (7,245)           (53)            --
                                                         -----------    -----------    -----------
Net income (loss) applicable to common stock..........   $     6,518    $    25,419    $    (7,942)
                                                         ===========    ===========    ===========
Earnings (loss) per common share......................   $      0.18    $      0.75    $     (0.26)
                                                         ===========    ===========    ===========
Weighted average common shares outstanding............    35,316,077     33,917,646     30,112,851
                                                         ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     DEFERRED         RETAINED
                                                     ADDITIONAL   COMPENSATION --     EARNINGS         TOTAL
                                PREFERRED   COMMON    PAID-IN       RESTRICTED      (ACCUMULATED   STOCKHOLDERS'
                                  STOCK     STOCK     CAPITAL          STOCK          DEFICIT)        EQUITY
                                ---------   ------   ----------   ---------------   ------------   -------------
                                                             (AMOUNTS IN THOUSANDS)
Balances, March 31, 1994......  $     --     $300     $ 90,663        $    --         $ 4,828         $ 95,791
Restricted stock grant (Note
  9)..........................        --        1        2,929         (2,930)             --               --
Amortization of deferred
  compensation................        --       --           --             37              --               37
Net loss......................        --       --           --             --          (7,942)          (7,942)
                                --------     ----     --------        -------         -------         --------
Balances, March 31, 1995......        --      301       93,592         (2,893)         (3,114)          87,886
Issuance of common stock
  (Note 7)....................        --       52       77,309             --              --           77,361
Issuance of preferred stock
  (Note 7)....................    90,000       --       (3,278)            --              --           86,722
Amortization of deferred
  compensation................        --       --           --          1,082              --            1,082
Preferred stock dividends.....        --       --           --             --             (53)             (53)
Net income....................        --       --           --             --          25,472           25,472
                                --------     ----     --------        -------         -------         --------
Balances March 31, 1996.......    90,000      353      167,623         (1,811)         22,305          278,470
Issuance of preferred stock
  (Note 7)....................    13,500       --         (405)            --              --           13,095
Exercise of stock options.....        --       --          179             --              --              179
Amortization of deferred
  compensation................        --       --           --            586              --              586
Preferred stock dividends.....        --       --           --             --          (7,245)          (7,245)
Net income....................        --       --           --             --          13,763           13,763
                                --------     ----     --------        -------         -------         --------
Balances March 31, 1997.......  $103,500     $353     $167,397        $(1,225)        $28,823         $298,848
                                ========     ====     ========        =======         =======         ========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             FOR THE YEARS ENDED MARCH 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Net income (loss).......................................  $  13,763    $  25,472    $  (7,942)
                                                          ---------    ---------    ---------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.........................     44,589       35,039       22,220
  Amortization of debt discount and issuance costs......      5,279        3,141        1,211
  Preopening expenses...................................     31,820        2,436       19,378
  (Decrease) increase in deferred income taxes..........     (3,752)       8,995       (5,449)
  Changes in assets and liabilities:
     Increase in accounts and notes receivable, net.....     (1,151)        (522)        (955)
     Increase in inventories and prepaid expenses and
       other............................................     (3,751)      (2,428)      (3,152)
     (Decrease) increase in accounts payable............     10,015       (2,710)      10,547
     Increase in accrued expenses and other current
       liabilities......................................     13,723        4,822       12,041
  Other, net............................................      1,268        3,708          595
                                                          ---------    ---------    ---------
          Total adjustments.............................     98,040       52,481       56,436
                                                          ---------    ---------    ---------
          Net cash provided by operating activities.....    111,803       77,953       48,494
                                                          ---------    ---------    ---------
Cash flows from investing activities:
  Capital expenditures..................................   (505,735)    (279,340)    (141,165)
  Proceeds from sale of land, property and equipment....      8,900        6,578       12,483
  Land held for development.............................        (36)      (5,018)      (5,507)
  Other long-term assets................................    (15,772)      (1,638)      (2,489)
  Refund on land held for development...................         --           --        9,500
  Increase (decrease) in construction contracts
     payable............................................     66,956       21,460      (10,337)
  Preopening expenses...................................    (31,820)      (2,436)     (19,378)
  Other, net............................................     (1,501)      (6,541)        (692)
                                                          ---------    ---------    ---------
          Net cash used in investing activities.........   (479,008)    (266,935)    (157,585)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings (payments) under bank facility, net........    277,000      (65,000)      37,000
  Borrowings under Sunset loan agreement................     46,000           --           --
  Proceeds from notes payable...........................      2,250       42,438       13,757
  Principal payments on notes payable...................    (30,444)     (34,958)      (8,195)
  Proceeds from the issuance of common stock............         --       78,246           --
  Proceeds from the issuance of senior subordinated
     notes..............................................         --      191,292       72,091
  Proceeds from the issuance of preferred stock.........     13,095       87,300           --
  Distributions paid to stockholders....................         --           --       (4,014)
  Dividends paid on preferred stock.....................     (6,985)          --           --
  Debt issuance costs and other, net....................     (6,057)     (12,429)        (746)
                                                          ---------    ---------    ---------
          Net cash provided by financing activities.....    294,859      286,889      109,893
                                                          ---------    ---------    ---------
Cash and cash equivalents:
  (Decrease) increase in cash and cash equivalents......    (72,346)      97,907          802
  Balance, beginning of year............................    114,868       16,961       16,159
                                                          ---------    ---------    ---------
  Balance, end of year..................................  $  42,522    $ 114,868    $  16,961
                                                          =========    =========    =========
Supplemental cash flow disclosures:
  Cash paid for interest, net of amounts capitalized....  $  28,577    $  27,817    $  17,021
  Cash paid for income taxes, net.......................  $   9,250    $   8,668    $   1,303
  Property and equipment purchases financed by debt.....  $     361    $  28,405    $  22,719
  Assets sold for note receivable.......................  $   1,550    $      --    $      --


 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Basis of Presentation and Organization

     Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming enterprise that currently owns and operates three hotel/casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada and Louisiana. Additionally, the Company is constructing a new hotel/casino property in Las Vegas.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), and Southwest Gaming Services, Inc. ("SGSI"). The Company owns a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company. The Company accounts for this investment using the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

  Inventories

     Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

  Capitalization of Interest

     The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is complete. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's average cost of borrowed money. Interest capitalized for the fiscal years ended March 31, 1997, 1996 and 1995 was approximately $21.1 million, $6.1 million and $6.0 million, respectively.

                             STATION CASINOS, INC.

  Debt Issuance Costs

     Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

  Development Activities

     The Company expenses all internal salaries and related expenses with respect to development activities. Other development costs, including legal, lobbying, and consulting are expensed, until such time as the jurisdiction has approved gaming and the Company has a specific site identified. Costs incurred subsequent to these criteria being met are capitalized. At March 31, 1997 and 1996, the Company had capitalized costs of $0.7 million and $1.3 million, respectively, related to various development projects. These costs are included in other assets, net in the accompanying consolidated balance sheets.

  Preopening Expenses

     Prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. At March 31, 1997, $2.4 million of preopening expenses related to a new hotel/casino under construction known as Sunset Station had been capitalized and are included in other assets, net in the accompanying consolidated balance sheets. The Company expenses preopening expenses upon the opening of the related facility. During the fiscal year ended March 31, 1995, the Company incurred preopening expenses of $7.5 million and $11.9 million related to Boulder Station and Station Casino St. Charles, respectively. During the fiscal year ended March 31, 1996, the Company incurred preopening expenses of $2.4 million related to new projects for Texas Station and Barley's Casino & Brewing Company and expansion projects at Boulder Station and Station Casino St. Charles. During the fiscal year ended March 31, 1997, the Company incurred preopening expenses of $31.8 million substantially related to the opening of Station Casino Kansas City.

  Revenues and Promotional Allowances

     In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                                        FOR THE YEARS ENDED MARCH 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Food and beverage.....................................  $27,418    $23,483    $14,276
Room..................................................    1,439      1,203        874
Other.................................................    1,263        653        313
                                                        -------    -------    -------
          Total.......................................  $30,120    $25,339    $15,463
                                                        =======    =======    =======

  Earnings (Loss) per Common Share

     Earnings (loss) per common share is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Earnings per share assuming full dilution is not presented because the exercise of stock options and the conversion of the convertible preferred stock does not have a dilutive effect on the per share amounts.

                             STATION CASINOS, INC.

     The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which is effective for fiscal years ending after December 15, 1997. This statement replaces primary earnings per share ("EPS") with basic EPS. No dilution for potentially dilutive securities is included in basic EPS. This statement also requires when applying the treasury stock method for diluted EPS to compute dilution for options and warrants, to use average share price for the period, rather than the more dilutive greater of the average share price or end-of-period share price. The Company will adopt SFAS No. 128 in the fiscal year ending March 31, 1998. Management believes the adoption of SFAS No. 128 will have no impact on the Company's previously reported earnings per share.

2. ACCOUNTS AND NOTES RECEIVABLE

     Components of accounts and notes receivable are as follows (amounts in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                               1997         1996
                                                              -------      ------
Casino......................................................  $ 3,698      $2,569
Hotel.......................................................    1,331       1,144
Other.......................................................    3,876       2,082
                                                              -------      ------
                                                                8,905       5,795
Allowance for doubtful accounts.............................   (1,053)       (644)
                                                              -------      ------
          Accounts and notes receivable, net................  $ 7,852      $5,151
                                                              =======      ======

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of March 31, 1997 and 1996 (amounts in thousands):


                                                                          MARCH 31,
                                                   ESTIMATED LIFE   ----------------------
                                                      (YEARS)          1997        1996
                                                   --------------   ----------   ---------
Land.............................................     --            $   27,718   $  16,962
Land leases acquired.............................      48-52             4,395       4,395
Buildings and leasehold improvements.............      31-45           554,294     285,558
Boats and barges.................................      20-45           123,774      81,463
Furniture, fixtures and equipment................        3-7           192,546     163,580
Construction in progress.........................     --               273,188     165,513
                                                                    ----------   ---------
                                                                     1,175,915     717,471
Accumulated depreciation and amortization........                     (106,863)   (101,260)
                                                                    ----------   ---------
          Property and equipment, net............                   $1,069,052   $ 616,211
                                                                    ==========   =========


     At March 31, 1997 and 1996, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

4. LAND HELD FOR DEVELOPMENT

     The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. The Company's decision whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. At March 31, 1997 and 1996, $22.6 million and $22.7 million, respectively, of land had been acquired for potential gaming projects in

                             STATION CASINOS, INC.

jurisdictions where gaming has been approved. In addition, at March 31, 1997 and 1996, $3.7 million and $6.2 million, respectively, of land had been acquired in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

     The Company has entered into various purchase agreements whereby the Company has the option to acquire or lease land for development of potential new gaming projects totaling $31.3 million and $34.2 million at March 31, 1997 and 1996, respectively. In consideration for these options, the Company has paid or placed in escrow $6.0 million and $2.4 million at March 31, 1997 and 1996, respectively. Should the Company not exercise its option to acquire or lease the land, it would forfeit all amounts paid or placed in escrow as of March 31, 1997. These option payments are included in other assets, net in the accompanying consolidated balance sheets.

5. LONG-TERM DEBT

     Long-term debt consists of the following (amounts in thousands):

                                                              MARCH 31,    MARCH 31,
                                                                1997         1996
                                                              ---------    ---------
Station Casinos, Inc. (excluding Sunset Station):
Reducing revolving credit facility, secured by substantially all of the assets of Palace Station, Boulder Station,
  Texas Station, Station Casino St. Charles and Station
  Casino Kansas City, $368 million limit at March 31, 1997,
  reducing quarterly by varying amounts until September 2000 when the remaining principal balance is due, interest at a margin above the bank's prime rate or the Eurodollar Rate
  (7.89% at March 31, 1997).................................  $277,000     $     --
9 5/8% senior subordinated notes, payable interest only
  semi-annually, principal due June 1, 2003, net of
  unamortized discount of $6.8 million at March 31, 1997....   186,248      185,531
10 1/8% senior subordinated notes, payable interest only
  semi-annually, principal due March 15, 2006, net of
  unamortized discount of $1.2 million at March 31, 1997....   196,818      196,737
Notes payable to banks and others, collateralized by slot
  machines and related equipment, monthly installments
  including interest ranging from 7.47% to 7.94%............    15,952       24,726
Capital lease obligations, collateralized by furniture and
  equipment.................................................     7,703       12,171
Other long-term debt........................................    31,242       45,833
                                                              --------     --------
          Sub-total.........................................   714,963      464,998
Sunset Station, Inc.:
$110 million Sunset Station first mortgage construction/term loan agreement, secured by substantially all of the assets of Sunset Station, interest at a margin of 375 basis
  points above the Eurodollar Rate (9.37% at March 31,
  1997), due September 2000.................................    46,000           --
                                                              --------     --------
          Total long-term debt..............................   760,963      464,998
Current portion of long-term debt...........................   (18,807)     (23,256)
                                                              --------     --------
          Total long-term debt, less current portion........  $742,156     $441,742
                                                              ========     ========

                             STATION CASINOS, INC.

     In June 1993, the Company completed an offering at par of $110 million in 9 5/8% senior subordinated notes due in June 2003. In May 1994, the Company completed an offering of $83 million in senior subordinated notes that rank pari passu with the existing $110 million senior subordinated notes, and have identical maturities and covenants as the original issue. The $83 million senior subordinated notes have a coupon rate of 9 5/8% and were priced to yield 11.5% to maturity. The discount on the $83 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In March 1996, the Company completed an offering of $198 million of senior subordinated notes due in March 2006, that rank pari passu with the existing $193 million of senior subordinated notes. The $198 million senior subordinated notes have a coupon rate of 10 1/8% and were priced to yield 10.24% to maturity. The discount on the $198 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that rank pari passu with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes will be recorded as a reduction to long-term debt. Proceeds from the offering were used to pay down amounts outstanding under the reducing revolving credit facility.

     The indentures governing the Company's senior subordinated notes ("the Indentures") contain certain customary financial and other covenants, which among other things, govern the Company and certain of its subsidiaries ability to incur indebtedness (except, as specifically allowed) unless after giving effect thereto, a 2.0 to 1.0 pro forma Consolidated Coverage Ratio (as defined in the Indentures) has been met. As of March 31, 1997, the Company's Consolidated Coverage Ratio was 2.66 to 1.00.

     On July 5, 1995, the Company obtained a $275 million reducing revolving credit facility. On March 25, 1996, the Company amended and restated this bank facility, providing for borrowings up to an aggregate principal amount of $400 million. On March 21, 1997, the Company obtained certain amendments to the reducing revolving bank credit facility in order to enhance its borrowing capacity (the "Bank Facility"). The Bank Facility is secured by substantially all the assets of Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City (collectively, the "Borrowers"). The Company and SGSI guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000 and reduces quarterly by varying amounts (including $8 million for the fiscal quarter ending on June 30, 1997 and $10 million for each quarter ending September 30, 1997, December 31, 1997 and March 31, 1998). Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or LIBOR, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrower's and the Company's consolidated ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").


     The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA ratio for the Borrowers combined of 3.00 to 1.00 for each fiscal quarter through June 30, 1997, 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of March 31, 1997, the Borrowers funded debt to EBITDA ratio was 1.97 to 1.00 and the fixed charge coverage ratio for the fiscal year ended March 31, 1997 was 2.54 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station (as defined) and certain restrictions on distributions of cash from Palace Station to the Company. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace

                             STATION CASINOS, INC.

Station (as defined) and certain restrictions on distributions of cash from Palace Station to the Company. As of March 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.



     In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on or redemptions of the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior subordinated notes and up to $25 million of purchase money indebtedness, minimum consolidated net worth requirements for the Company of $165 million plus post October 1, 1995 preopening expenses, 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures. As of March 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $20 million. The Bank Facility also includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year for the Company on a consolidated basis of 5.00 to 1.00 for the fiscal quarter ended March 31, 1997, 5.25 to 1.00 for each fiscal quarter through December 31, 1997, 5.00 to 1.00 for each fiscal quarter through June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. As previously discussed, in June 1997, the Company obtained an amendment to the Bank Facility. This amendment modified the covenant restricting the maximum consolidated funded debt to EBITDA ratio as follows: 5.75 to 1.00 for the fiscal quarter ended June 30, 1997, 5.85 to 1.00 for the fiscal quarter ended September 30, 1997, 5.75 to 1.00 for the fiscal quarters ending December 31, 1997 and March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. In addition, in July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998, at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000. As of March 31, 1997, the Company's funded debt to EBITDA ratio was 4.54 to 1.00. Such consolidated calculations for the Company do not include Sunset Station (see below). In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and the Convertible Preferred Stock (see Note 7), the amounts necessary to fund casino bankroll in the ordinary course of business, and $2,000,000. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the Indentures.


     On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association, Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station as part of the Sunset Station Project (See Note 6).

     The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset

                             STATION CASINOS, INC.

Loan Agreement. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow, as defined. The Sunset Note carries an interest rate of 375 basis points above the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with respect to the real property on which Sunset Station is being constructed, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment to be used by Sunset Station.

     The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter, reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less than $52 million plus 80% of net income (not reduced by net losses) for each quarter after opening, plus 100% of certain additional equity contributions by the Company and Supplemental Loans, as defined. In addition, the agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

     In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan agreement (the "Supplemental Loan Agreement"). The Sunset Loan Agreement requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down beginning on the last day of the first full calendar quarter ending after Sunset Station opens for business in the amount of up to $10 million during the first year after such date, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment under the Sunset Operating Lease. Sunset Station will pay interest at a rate per annum equal to the three-month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the indentures governing the Company's existing senior subordinated notes and the Bank Facility.

     In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America National Trust and Savings Association. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense on the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal. As of March 31, 1997, the market value of this interest rate swap was $1.0 million.

     The estimated fair value of the Company's long-term debt at March 31, 1997 was approximately $755.6 million, compared to its book value of approximately $761.0 million. The estimated fair value amounts

                             STATION CASINOS, INC.

were based on quoted market prices on or about March 31, 1997 for the Company's debt securities that are publicly traded. For debt securities that are not publicly traded, fair value was estimated based on the quoted market prices for similar issues or the current rates offered to the Company for debt having the same remaining maturities.

     Scheduled maturities of long-term debt are as follows (amounts in thousands):

                                               FISCAL YEAR ENDING
                                                   MARCH 31,
                                               ------------------
1998.........................................       $ 18,807
1999.........................................         12,948
2000.........................................         11,141
2001.........................................        333,373
2002.........................................          1,288
Thereafter...................................        383,406
                                                    --------
          Total..............................       $760,963
                                                    ========

6. COMMITMENTS AND CONTINGENCIES

  Station Casino St. Charles

     In September 1994, Station Casino St. Charles entered into an agreement for property acquisitions with the City of St. Charles, Missouri which allows for the acquisition by the Company of property within a designated 107-acre Redevelopment Project Area, a portion of which is adjacent to Station Casino St. Charles. This land is being acquired for the construction of a mixed use development which may include retail space, a hotel, office space, convention space or restaurants. The Company has a right to terminate the agreement if all related acquisition costs exceed $13.7 million. As of March 31, 1997, the Company has incurred $3.4 million of acquisition costs included in property and equipment, net in the accompanying consolidated balance sheets.

  Boulder Station Lease

     The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is KB Enterprises, an affiliated company owned by Frank
J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a term of 65 years with monthly payments of $125,000 through June 1998. In June 1998, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003, and every ten years thereafter by a cost of living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

  Texas Station Lease

     The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a term of 65 years with monthly rental payments of $150,000 through July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of

                             STATION CASINOS, INC.

the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company will have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

  Sunset Station Lease

     In June 1994, the Company entered into a lease agreement for approximately
47.5 acres of land in the Southeast area of Las Vegas on which Sunset Station is being developed. The lease has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary of the lease, the Company has an option to purchase this land for $23.8 million. Additionally, on the seventh anniversary of the lease, the lessor has an option to sell this land to the Company for $21.8 million.

  Station Casino Kansas City Lease

     The Company has entered into a joint venture which owns the land on which Station Casino Kansas City is located. At March 31, 1997, $3.5 million related to this investment is included in other assets, net in the accompanying consolidated balance sheets.

     In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. The agreement requires monthly payments of $85,000 through March 31, 1997 and $90,000 through the remainder of the lease term. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor. In connection with the joint venture agreement, the Company received an option providing for the right to acquire the joint venture partner's interest in this joint venture. The Company has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, commencing April 1, 1998 the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At March 31, 1997, $2.6 million paid by the Company in consideration for this option is included in other assets, net in the accompanying consolidated balance sheets.

  Southern Florida

     In October 1994, the Company entered into an agreement to form a limited partnership with the existing operator of a pari-mutuel facility in Southern Florida. In the event casino gaming is approved by the voters of Florida by October 2000 and in the event the site is licensed by the state, the Company will be obligated to make capital contributions to the partnership totaling $35 million, reduced by credits for amounts previously contributed to any Florida gaming referendum campaign.

  Operating Leases

     The Company leases several parcels of land and equipment used in operations at Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City and for land on which Sunset Station is being developed. Leases on various parcels ranging from 13 acres to 171 acres have terms expiring between March 2006 and July 2060. Future minimum lease payments required under these operating

                             STATION CASINOS, INC.

leases and other noncancelable operating leases are as follows for the fiscal years ending March 31, (amounts in thousands):

FUTURE MINIMUM LEASE PAYMENTS

1998..............................................  $  6,423
1999..............................................     6,296
2000..............................................     5,932
2001..............................................     5,932
2002..............................................     5,932
Thereafter........................................   280,479
                                                    --------
          Total...................................  $310,994
                                                    ========

     Rent expense totaled approximately $5.4 million, $6.5 million and $4.9 million for the years ended March 31, 1997, 1996 and 1995, respectively. Rents of $2.2 million and $2.1 million were capitalized in connection with the construction of Station Casino Kansas City and Sunset Station for the fiscal years ended March 31, 1997 and 1996, respectively.

     During fiscal 1995, the Company sold approximately $13.0 million of equipment and leased it back under lease agreements ranging from three to seven years. The transactions produced gains of approximately $665,000 which have been deferred and are being amortized against lease expense over the remaining lease terms.

  Equipment Lease

     In connection with the Sunset Loan Agreement, the Company entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") with First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement) (See Note 5).

     In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders will advance funds to the trustee for the purchase by the trustee of, or to reimburse the Company for, the purchase of the Equipment, which will then be leased to the Company, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

  Legal Matters

     The Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

                             STATION CASINOS, INC.

7. STOCKHOLDER'S EQUITY

     In July 1995, the Company completed a public offering of 5,175,000 shares of common stock at $16 per share generating net proceeds of approximately $78.2 million, before deducting $0.8 million of offering costs paid by the Company. The proceeds from this offering were primarily used to acquire the assets of Texas Station located in North Las Vegas, which commenced operations July 12, 1995. The seller of the assets is a wholly-owned subsidiary of a trust of which the Related Lessor is the sole trustee (the "Seller"). The purchase price of such assets was an amount equal to the Seller's out-of-pocket costs incurred in connection with the financing, development and construction of the hotel/casino through the closing date. At closing, the Company paid $62.8 million to the Seller and assumed various liabilities and contracts to complete construction of the facility. The total cost of the property was approximately $84.9 million. The land on which the Texas Station facility is situated is being leased to the Company by the Seller pursuant to a long-term ground lease (See Note 6).

     In March 1996, the Company completed a public offering of 1,800,000 shares of convertible preferred stock (the "Convertible Preferred Stock") at $50.00 per share generating net proceeds of approximately $87.3 million, before deducting $0.6 million of offering costs paid by the Company. In April 1996, the underwriters exercised their option to purchase an additional 270,000 shares of the Convertible Preferred Stock generating net proceeds to the Company of approximately $13.1 million. The Convertible Preferred Stock is convertible at an initial conversion rate of 3.2573 shares of common stock for each share of Convertible Preferred Stock. The Convertible Preferred Stock is redeemable, at the option of the Company in whole or in part, for shares of the Company's common stock at any time after March 15, 1999, initially at a redemption price of $52.45 per share and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The common shares to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's common stock for the preceding 20 trading days or the closing price of the Company's common stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. Dividends on the Convertible Preferred Stock of $3.50 per share annually, accrue and are cumulative from the date of issuance. The Convertible Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

8. RELATED PARTIES

     The Company has employed McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") to provide advertising and marketing research services. Certain stockholders of the Company own a 50% interest in MMDS. During the fiscal years ended March 31, 1997, 1996 and 1995 the Company paid MMDS $27.2 million, $17.4 million and $12.7 million respectively, for advertising, market research and other costs related to these activities. In management's opinion, these transactions were conducted with terms as fair to the Company as could have been obtained from unaffiliated companies. In April 1997, the Company purchased the assets of MMDS for approximately $0.8 million.

9. BENEFIT PLANS

  Stock Compensation Program

     The Company has adopted a Stock Compensation Program (the "Program") which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of non-qualified stock options, and (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock. Officers, key employees, directors (whether employee directors or non-employee directors) and independent contractors or agents of the Company and its subsidiaries are eligible to participate in the program. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

                             STATION CASINOS, INC.

     A maximum of 6,307,000 shares of common stock have been reserved for issuance under the Program. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, ranging from immediate to twenty percent a year for five years, to be determined at the time of grant. All options have an exercise period of ten years from the date of grant.

     The Program will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date. Summarized information for the Program is as follows:

                                             1997                   1996                    1995
                                     --------------------   ---------------------   --------------------
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                                 EXERCISE                EXERCISE               EXERCISE
                                      OPTIONS     PRICE      OPTIONS      PRICE      OPTIONS     PRICE
                                     ---------   --------   ----------   --------   ---------   --------
Outstanding Beginning of the
  Year.............................  2,697,012    $16.24     2,372,100    $19.05    1,943,725    $20.09
  Granted..........................  2,160,822    $14.01     1,593,305    $13.42      541,750    $15.50
  Exercised........................    (14,711)   $12.16           (46)   $12.00           --    $   --
  Canceled.........................   (410,941)   $15.70    (1,268,347)   $17.95     (113,375)   $19.89
                                     ---------              ----------              ---------
Outstanding End of the Year........  4,432,182    $15.22     2,697,012    $16.24    2,372,100    $19.05
                                     =========              ==========              =========
Restricted Stock Grants............         --                      --                170,500
                                     =========              ==========              =========
Exercisable at End of Year.........  1,408,893    $16.50       993,032    $16.67      721,200    $20.06
                                     =========              ==========              =========
Options Available for Grant........  1,689,561                 649,942                479,910
                                     =========              ==========              =========

     The following table summarizes information about the options outstanding at March 31, 1997:

                                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                              ---------------------------------------    -----------------------
                                               WEIGHTED                    NUMBER
                                 NUMBER         AVERAGE      WEIGHTED    EXERCISABLE    WEIGHTED
          RANGE OF            OUTSTANDING      REMAINING     AVERAGE         AT         AVERAGE
          EXERCISE            AT MARCH 31,    CONTRACTUAL    EXERCISE     MARCH 31,     EXERCISE
           PRICES                 1997           LIFE         PRICE         1997         PRICE
          --------            ------------    -----------    --------    -----------    --------
$ 9.38 - $ 9.88.............     228,000          9.9         $ 9.50             --      $   --
$11.63 - $13.75.............     890,081          7.3         $12.07        549,284      $12.04
$14.38 - $15.00.............   2,149,101          8.9         $14.59        100,709      $14.44
$18.00 - $20.00.............   1,075,000          6.3         $19.72        695,900      $19.83
$22.00 - $22.00.............      90,000          2.8         $22.00         63,000      $22.00
                               ---------          ---         ------      ---------      ------
                               4,432,182          7.9         $15.22      1,408,893      $16.50
                               =========          ===         ======      =========      ======

     Restricted stock grants in the amount of 170,500 shares were issued during the fiscal year ended March 31, 1995. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and recorded as compensation expense in selling, general, and administrative expense in the accompanying consolidated statements of operations.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Program. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the

                             STATION CASINOS, INC.

Company's net income applicable to common stock and earnings per common share would have been as follows (amounts in thousands, except per share data):

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                               1997          1996
                                                              -------      --------
Net income applicable to common stock:
  As reported...............................................   $6,518       $25,419
  Proforma..................................................   $3,640       $23,562
Earnings per common share:
  As reported...............................................   $ 0.18       $  0.75
  Proforma..................................................   $ 0.10       $  0.69

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following assumptions: (i) no dividends, (ii) expected volatility for both years of 45.5%, (iii) risk free interest rate of 6.46% for 1997 and 6.04% for 1996, and (iv) the expected average life of 3.92 years for 1997 and 3.05 years for 1996. The weighted average fair value of options granted in 1997 and 1996 were $5.64 and $4.91, respectively.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

     In May 1995, the Board of Directors of the Company authorized the repricing of 1,156,900 options with option prices ranging from of $13.00 to $20.00. Options held by certain members of the Company's Board of Directors, including the Chairman and Chief Executive Officer of the Company were not repriced. The effect of the repricing of all the subject options was the cancellation of 1,116,500 options and the reissuance of 872,680 options ("replacement options") with a price of $12.00 (market value at date of the repricing) which are included in granted and canceled options in the table above. The number of replacement options was determined, based upon a valuation model, so that the value of the replacement options was equivalent to the value of the options originally granted.

  401(k) Plans

     The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was $442,000, $293,000, and $203,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

10. EXECUTIVE COMPENSATION PLANS

     The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary with annual adjustments and an annual cash bonus equal to at least 5 percent of the executive's base salary, and supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. The Company elected to self-insure with respect to the long-term disability benefits. In addition, the Company has adopted a Supplemental Executive Retirement Plan for its Chief Executive Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On

                             STATION CASINOS, INC.

Performance Incentive Plan. The expenses related to these plans are included in corporate expenses in the accompanying consolidated statements of operations.

11. RESTRUCTURING CHARGE

     In March 1997, the Company introduced a plan designed to reduce costs and improve efficiency of operations. This plan resulted in a one-time charge to earnings in the fourth quarter of fiscal 1997 totaling $2,016,000, primarily related to employee severance payments.

12. INCOME TAXES

     The Company files a consolidated federal income tax return. The provision (benefit) for income taxes consists of the following (amounts in thousands):

                                                                  MARCH 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Current:
  Federal.............................................  $ 7,708    $ 4,784    $   721
  State...............................................   (1,834)       374     (1,053)
                                                        -------    -------    -------
                                                          5,874      5,158       (332)
Deferred..............................................    1,741      9,421     (3,145)
                                                        -------    -------    -------
          Total income taxes..........................  $ 7,615    $14,579    $(3,477)
                                                        =======    =======    =======

     The income tax provision (benefit) differs from that computed at the federal statutory corporate tax rate as follows:

                                                                   MARCH 31,
                                                          ---------------------------
                                                          1997       1996       1995
                                                          -----      -----      -----
Federal statutory rate..................................   35.0%      35.0%     (35.0)%
State income taxes, net of federal benefit..............   (5.5)       0.6       (6.0)
Meals and entertainment.................................    0.2        0.6        4.1
Other, net..............................................    5.9        0.2        6.5
                                                          -----      -----      -----
Effective tax rate......................................   35.6%      36.4%     (30.4)%
                                                          =====      =====      =====

                             STATION CASINOS, INC.

     The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                    MARCH 31,
                                                              ---------------------
                                                                1997         1996
                                                              --------     --------
Deferred tax assets:
  Current:
     Accrued vacation, bonuses and group insurance..........  $  2,981     $  2,119
     Prepaid gaming taxes...................................    (1,341)      (1,177)
     Other..................................................     2,261        1,135
                                                              --------     --------
  Total current.............................................     3,901        2,077
                                                              --------     --------
  Long-term:
     Preopening and other costs, net of amortization........    15,077        4,485
     State deferred taxes...................................     1,907          462
     Alternative minimum tax credits........................     9,000        4,600
                                                              --------     --------
          Total long-term...................................    25,984        9,547
                                                              --------     --------
          Total deferred tax assets.........................    29,885       11,624
                                                              --------     --------
Deferred tax liabilities:
  Long-term:
     Temporary differences related to property and
       equipment............................................   (32,583)     (18,201)
     Other..................................................    (1,249)      (1,122)
                                                              --------     --------
          Total deferred tax liabilities....................   (33,832)     (19,323)
                                                              --------     --------
          Net...............................................  $ (3,947)    $ (7,699)
                                                              ========     ========

     The excess of the alternative minimum tax over the regular Federal income tax is a tax credit which can be carried forward indefinitely to reduce future regular Federal income tax liabilities. The Company did not record a valuation allowance at March 31, 1997 relating to recorded tax benefits because all benefits are likely to be realized.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                  NET
                                                                                    INCOME       INCOME      EARNINGS
                                                                                    (LOSS)       (LOSS)       (LOSS)
                                                                      OPERATING     BEFORE     APPLICABLE      PER
                                                            NET        INCOME       INCOME     TO COMMON      COMMON
                                                         REVENUES      (LOSS)       TAXES        STOCK        SHARE
                                                         ---------    ---------    --------    ----------    --------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
YEAR ENDED MARCH 31, 1997
First quarter........................................    $ 135,440    $ 22,813     $ 14,581     $  7,648      $ 0.22
Second quarter.......................................    $ 138,034    $ 23,809     $ 15,847     $  8,307      $ 0.24
Third quarter........................................    $ 133,767    $ 21,536     $ 13,789     $  6,944      $ 0.20
Fourth quarter.......................................    $ 176,274    $(10,035)    $(22,839)    $(16,381)     $(0.46)
YEAR ENDED MARCH 31, 1996
First quarter........................................    $  94,145    $ 13,043     $  5,530     $  3,511      $ 0.12
Second quarter.......................................    $ 119,850    $ 17,666     $ 11,459     $  7,257      $ 0.21
Third quarter........................................    $ 122,929    $ 18,969     $ 11,509     $  7,360      $ 0.21
Fourth quarter.......................................    $ 129,933    $ 19,786     $ 11,553     $  7,291      $ 0.21
YEAR ENDED MARCH 31, 1995
First quarter........................................    $  47,672    $ (8,361)    $(11,055)    $ (7,399)     $(0.25)
Second quarter.......................................    $  62,384    $ (6,962)    $(11,428)    $ (7,379)     $(0.25)
Third quarter........................................    $  83,641    $  6,295     $    807     $    483      $ 0.02
Fourth quarter.......................................    $  96,581    $ 15,416     $ 10,257     $  6,353      $ 0.22

                             STATION CASINOS, INC.

14. SUBSEQUENT EVENT



     On January 16, 1997, the Company's gaming licenses for Station Casino Kansas City were formally issued for its facility which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of its gaming license, the Company built and opened the Station Casino Kansas City facility. The licenses issued to the Company and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration.



     On November 25, 1997, the Supreme Court of Missouri ruled, in a case challenging the gaming licensing of certain operators located in Maryland Heights, Missouri who compete with Station Casino St. Charles, that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri or Mississippi Rivers. The case was remanded to the trial court for a factual determination as to whether such competing operators meet this requirement.



     Based upon this Missouri Supreme Court ruling (the so-called "Akin Ruling"), the Missouri Gaming Commission attempted to issue preliminary orders for disciplinary action to all licensees in Missouri that operate gaming facilities in artificial basins. These preliminary orders started the hearing process which allow the affected licensees to demonstrate that they are in fact, contiguous to the surface stream of the Missouri or Mississippi River. The preliminary orders were challenged by the licensees. The Circuit Court of Cole County has entered writs of prohibition preventing the Missouri Gaming Commission from proceeding with such hearings under the Missouri Gaming Commission's existing procedures. The Missouri Gaming Commission is currently seeking further review of these writs of prohibition in the Missouri Supreme Court, which has not yet ruled on the matter.



     Further, the Akin case was dismissed by the plaintiffs without prejudice after the Akin Ruling was entered by the Missouri Supreme Court, but before any further proceedings on remand. Therefore, the status of the Akin Ruling is unclear.



     On January 16, 1998, Station Casino Kansas City's licenses were renewed for one year, subject to the satisfactory resolution of the issues raised in the Akin Ruling. This renewal occurred before any writs of prohibition were entered preventing the Missouri Gaming Commission from proceeding with hearings concerning Station Casino Kansas City or any other licensees for alleged non-compliance with the Akin Ruling.



     Because of the open questions raised but not answered in the Akin Ruling, it is not possible to predict what effect the Akin Ruling or Missouri Gaming Commission's actions will have on operations at Station Casino Kansas City.



     At this time, based on discussions with Missouri legal counsel, management believes that it has potentially meritorious defenses in any lawsuit or administrative action based on the Akin Ruling. In addition, based on its current understanding of the ruling, management believes that if it were to be required to take remedial action with respect to Station Casino Kansas City, such remediation could be completed at a cost that would not have a material adverse effect on the Company's financial condition.



     However, management cannot provide any assurance as to whether the Station Casino Kansas City facility would be found to comply with the guidelines described in the Akin Ruling, whether it would be permitted to modify the facility to comply with such standards, or whether the Company's legal defenses, legislative alternatives, or other means available to permit the continued use of this current configuration would succeed.



     Further, it is unclear, in the event of a determination that the configuration at Station Casino Kansas City does not comply with the Akin Ruling, whether Station Casino Kansas City would be able to continue to operate or whether such findings would result in the possible temporary or permanent closure of Station Casino Kansas City. The Company cannot provide any assurance that there would not be a material adverse impact in such an eventuality.

                             STATION CASINOS, INC.

     The Company does not believe the Akin Ruling will have a material adverse impact on the Station Casino St. Charles operations.



MERGER AGREEMENT (UNAUDITED)



     On January 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to the Merger Agreement, the Company will be merged with and into Crescent (the "Merger"). The Merger Agreement also provides for certain alternative structures to facilitate the combination of the businesses of the Company and Crescent.



     Upon consummation of the Merger, each share of the Company's $.01 par value common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") together with the associated rights issued pursuant to the Rights Agreement dated October 6, 1997 shall as of the Effective Time, be converted into the right to receive 0.466 validly issued, fully paid and nonassessable shares of Crescent's $.01 par value common shares of beneficial interest. Each share of the Company's $3.50 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall as of the Effective Time be converted into the right to receive one validly issued, fully paid and nonassessable $3.50 Convertible Preferred Share of Crescent convertible into the number of Crescent common shares and having the terms required by the Company's Convertible Preferred Stock. In addition, at the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company ("the Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January 16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 Shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Unless written consent from Crescent is received, the Company has agreed to use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.



     Consummation of the Merger is subject to the satisfaction of certain closing conditions, including the approval of the Company's stockholders, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the approval of any other governmental entity with jurisdiction in respect of gaming laws required or necessary in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement entitles Crescent to a $54 million break-up fee if such agreement is terminated (i) by either Crescent or the Board of Directors of the Company if any required approval of the Merger is not obtained by reason of the failure to obtain the required vote of stockholders, (ii) by Crescent if the Board of Directors of the Company withdraws its approval or recommendation of the Merger, or recommends a superior proposal or (iii) by the Board of Directors of the Company if it receives a superior proposal that Crescent does not match or exceed.



     Upon consummation of the Merger, it is anticipated that an operating company owned equally by the Company's management team and Crescent Operating, Inc. (the "Operating Company") or another affiliate established by Crescent will operate the six casino properties currently operated by the Company pursuant to a lease with Crescent. The lease will be a 10-year lease with one, five-year renewal option. The lease also will be a triple-net lease, and will provide that the Operating Company is required to maintain the property in good condition at its expense during the term of the lease. The lease provides for base and percentage rent but the amount of the rent has not yet been determined.



     Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 (the "Rights Agreement"), to exclude Crescent and its affiliates from the

                             STATION CASINOS, INC.

definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) Crescent Real Estate Equities Company's (the "Company") public offering of its common shares that closed on October 2, 1996 (the "October 1996 Offering") and the additional public offering of 450,000 common shares that closed on October 9, 1996 and the use of the net proceeds there from were to repay approximately $168,000 of indebtedness and to fund approximately $289,000 of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the Company's public offering of its common shares in April 1997 (the "April 1997 Offering") and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom were used to fund approximately $593,500 of acquisitions in the second quarter of 1997, (iii) the Company's offering of 4,700,000 common shares to an affiliate of Union Bank of Switzerland (the "UBS Offering") and the use of net proceeds therefrom to repay approximately $145,000 of indebtedness under the Credit Facility, (iv) the Operating Partnership's offering of an aggregate principal amount of $400 million of senior notes (the "September 1997 Note Offering") and the use of the net proceeds therefrom to fund approximately $337,600 of the purchase price of two Properties and to repay approximately $57,200 of indebtedness incurred under the Credit Facility and other short-term indebtedness, (v) the Company's public offering of its Common Shares in October 1997 (the "October 1997 Offering") and and the use of the net proceeds therefrom, to fund approximately $45,000 of the purchase price of one Property and to repay approximately $325,100 of short-term indebtedness and indebtedness incurred under the Credit Facility,
(vi) the Company's offering of 5,375,000 common shares to Merrill Lynch (the "Merrill Offering") and the use of the net proceeds therefrom to repay approximately $199,900 of indebtedness under the Credit Facility, (vii) Property acquisitions, other investments and related financing and share issuances during 1996, 1997 and 1998, and (viii) Pending Investments and related financing, including $1,054,200 for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger.



     The pro forma information for the nine months ended September 30, 1997 assumes completion, in each case as of January 1, 1997 in determining operating and other data, and, in each case as of September 30, 1997 in determining balance sheet data, of (i) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593,500 of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the use of the net proceeds therefrom were used to repay approximately $145,000 of indebtedness under the Credit Facility, (iii) the September 1997 Note Offering and the use of the net proceeds therefrom to fund approximately $337,600 of the purchase price of two Properties and to repay approximately $57,200 of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the October 1997 Offering and the use of the net proceeds therefrom were used to fund approximately $45,000 of the purchase price of one Property and to repay approximately $325,100 of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Merrill Offering and the use of the net proceeds therefrom were used to repay approximately $199,900 of indebtedness under the Credit Facility, (vi) Property acquisitions, other investments and related financing and share issuances during 1997 and 1998, and
(vii) Pending Investments and related financing, including $1,054,200 for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger.


     The unaudited pro forma Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the historical audited financial statements of the Company for the year ended December 31, 1996, filed herein. In management's opinion, all adjustments necessary to reflect the above discussed transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does it purport to represent the Company's results of operations for future periods.

                      CRESCENT REAL ESTATE EQUITIES COMPANY
                      Pro Forma Consolidated Balance Sheet
                            As of September 30, 1997
                             (dollars in thousands)
                                   (unaudited)



                                                                CRESCENT REAL
                                                               ESTATE EQUITIES
                                                                   COMPANY             PRO FORMA           PRO FORMA
                                                                 HISTORICAL (A)       ADJUSTMENTS         CONSOLIDATED
                                                               ----------------       -----------         ------------

ASSETS:
   Investments in real estate                                  $      3,113,743       $  2,261,016 (B)    $  5,374,759
   Less - accumulated depreciation                                     (256,204)                --            (256,204)
                                                               ----------------       ------------        ------------

             Net investment in real estate                            2,857,539          2,261,016           5,118,555

   Cash and cash equivalents                                             47,082             67,625 (C)         114,707
   Restricted cash and cash equivalents                                  32,462                 --              32,462
   Accounts receivable, net                                              24,010                 --              24,010
   Deferred rent receivable                                              30,649                 --              30,649
   Investments in mortgages and equity
       of unconsolidated companies                                      369,779            218,075 (D)         587,854
   Notes receivable, net                                                163,219              7,800 (E)         171,019
   Other assets, net                                                     87,293                 --              87,293
                                                               ----------------       ------------        ------------

               Total assets                                    $      3,612,033       $  2,554,516        $  6,166,549
                                                               ================       ============        ============

LIABILITIES:
   Borrowings under Credit Facility                            $        316,500       $    207,550 (F)    $    524,050
   Notes payable                                                      1,460,404            (85,000)(G)       2,571,704
                                                                                         1,196,300 (H)
   Accounts payable, accrued expenses and other liabilities              88,230            (25,000)(I)          63,230
                                                               ----------------       ------------        ------------
              Total liabilities                                       1,865,134          1,293,850           3,158,984
                                                               ----------------       ------------        ------------


MINORITY INTERESTS:
Operating partnership, 6,445,227 units                                  110,648                 --             110,648
Investment joint ventures                                                28,396                 --              28,396
                                                               ----------------       ------------        ------------
              Total minority interests                                  139,044                 --             139,044
                                                               ----------------       ------------        ------------

SHAREHOLDER'S EQUITY:
  7% convertible preferred shares                                            --            103,500             103,500
  Common stock, $.01 par value, authorized 250,000,000
     shares, 102,442,050 issued and outstanding
     at September 30, 1997                                                1,024                319               1,343
  Additional paid-in capital                                          1,666,978          1,156,847           2,823,825
  Deferred compensation on restricted shares                               (283)                --                (283)
  Retained deficit                                                      (59,864)                --             (59,864)
                                                               ----------------       ------------        ------------
              Total shareholder's equity                              1,607,855          1,260,666 (J)       2,868,521
                                                               ----------------       ------------        ------------
              Total liabilities and shareholders' equity       $      3,612,033       $  2,554,516        $  6,166,549
                                                               ================       ============        ============





                      See accompanying notes to Pro Forma
                           Consolidated Balance Sheet

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

Adjustments
(dollars in thousands)

  (A)       Reflects Crescent Real Estate Equities Company unaudited
             consolidated historical balance sheet as of September 30, 1997........................                    --

  (B)       Increase reflects the following:
             Acquisition of U.S. Home Building office property.....................................           $    45,000
             Acquisition of Fountain Place office property.........................................               114,000
             Acquisition of Ventana Country Inn hotel property.....................................                30,000
             Acquisition of Energy Centre office property..........................................                75,000
             Acquisition of Austin Centre office property and Omni Austin Hotel property...........                96,900
             Pending acquisition of Post Oak Central office property...............................               155,250
             Pending acquisition of Station's casino/hotel properties..............................             1,744,866
                                                                                                              -----------
                                                                                                              $ 2,261,016
                                                                                                              ===========
  (C)       Net increase reflects the following:
             Proceeds from the October 1997 Offering...............................................           $   370,100
             Acquisition of U.S. Home Building office property.....................................               (45,000)
             Partial repayment under the Credit Facility using proceeds from
               the October 1997 Offering...........................................................              (325,100)
             Draw under the Credit Facility for working capital....................................                21,500
             Borrowings under the Bridge Loan for working capital..................................                43,100
             Acquisition of Energy Centre office property..........................................                (5,000)
             Proceeds from sale of voting common stock to COI for the Refrigerated
             Warehouse investment..................................................................                 8,025
                                                                                                              -----------
                                                                                                              $    67,625
                                                                                                              ===========
  (D)       Net increase reflects the following:
             Refrigerated Warehouse Transaction - 40% equity investment............................           $   160,500
              Sale of 100% of voting common stock to COI representing 5% equity interest
              in Refrigerated Warehouses...........................................................                (8,025)
             Investment in a partnership that owns Bank One Center office property
              - 50% equity investment .............................................................                41,500
            Additional investments in equity of unconsolidated companies...........................                24,100
                                                                                                              -----------
                                                                                                              $   218,075
                                                                                                              ===========
  (E)       Increase in notes receivable reflects the following:
             Loan to a residential development corporation.........................................           $     7,800
                                                                                                              ===========



  (F)       Net increase in borrowings under the Credit Facility as a result of:
             Partial repayment under the Credit Facility using proceeds from
              the October 1997 Offering............................................................           $ (325,100)
             Draw to repay the BankBoston Note I...................................................              235,000
             Draw to partially repay the BankBoston Note II........................................              100,000
             Investment in a partnership that owns Bank One Center office property
              - 50% equity investment .............................................................               41,500
             Draw for working capital..............................................................               21,500
             Refrigerated Warehouse Transaction - 40% equity investment ...........................              160,500
             Partial repayment under the Credit Facility using proceeds from the
              Equity Offering in December 1997 to Merrill Lynch....................................             (199,900)
             Acquisition of Austin Centre office property and Omni Austin Hotel property...........               96,900
             Draw for additional investments in equity of unconsolidated compananies...............               21,900
             Pending acquisition of Post Oak Central office property...............................               55,250
                                                                                                              ----------
                                                                                                              $  207,550
                                                                                                              ==========

  (G)       Net decrease in short-term borrowings as a result of:
             Repayment of BankBoston Note I through a draw under the Credit Facility...............           $ (235,000)
             Partial repayment of BankBoston Note II through a draw under the Credit Facility                   (100,000)
             Borrowings under the Bridge Loan for working capital and property  taxes..............               68,100
             Borrowings under the Bridge Loan to partially fund the acquisition of
              Fountain Place office property.......................................................               16,900
             Borrowings under the Bridge Loan for the acquisition of Ventana
              Country Inn hotel property...........................................................               30,000
             Borrowings under the Bridge Loan to partially fund the acquisition of
              Energy Centre office property........................................................               25,000
             Borrowings under the Bridge Loan for a residential development corporation
              loan and additional investments in equity of unconsolidated companies................               10,000
             Pending acquisition of Post Oak Central office property...............................              100,000
                                                                                                              ----------
                                                                                                              $  (85,000)
                                                                                                              ==========
  (H)       Increase in notes payable reflects the following:
             Assumption of debt with the acquisition of Fountain Place office property.............           $   97,100
             Proceeds from Met Life note in conjunction with the acquisition of Energy
              Centre office property...............................................................               45,000
             Debt relating to the pending acquisition of Station's casino/hotel properties                     1,054,200
                                                                                                              ----------
                                                                                                              $1,196,300
                                                                                                              ==========
  (I)       Decrease reflects the following:
            Payment of property taxes with borrowings under the Bridge Loan........................           $  (25,000)
                                                                                                              ==========

  (J)       Increase reflects the following:
             Net proceeds from the October 1997 Equity Offering                                               $  370,100
             Net proceeds from the Equity Offering in December 1997 with Merrill Lynch                           199,900
             The Company's issuance of preferred shares in conjunction with
              the pending acquisition of Station's casino/hotel properties.........................              103,500
             The Company's issuance of common shares in conjunction with
              the pending acquisition of Station's casino/hotel properties.........................              587,166
                                                                                                              ----------
                                                                                                              $1,260,666
                                                                                                              ==========

                      CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (dollars in thousands)
                                   (unaudited)


                                                Crescent Real
                                                Estate Equities                  1998 Acquired
                                                   Company      1997 Acquired     and Pending
                                                Historical (A)  Investments (B)  Investments (C)
                                                --------------- ---------------  ---------------
REVENUES:
   Rental property                                $ 289,752        $ 120,565       $  20,124
   Interest and other income                         13,508               --              --
                                                  ---------        ---------       ---------
          Total revenues                            303,260          120,565          20,124
                                                  ---------        ---------       ---------

EXPENSES:
   Real estate taxes                                 28,229           10,843           2,348
   Repairs and maintenance                           17,244           12,843           2,563
   Other rental property operating                   59,100           21,045           3,990

   Corporate general and administrative               9,855               --              --
   Interest expense                                  54,687               --              --
   Depreciation and amortization                     50,840           21,723           4,728
   Amortization of deferred financing costs           2,157               --              --
                                                  ---------        ---------       ---------

          Total expenses                            222,112           66,454          13,629
                                                  ---------        ---------       ---------

         Operating income (loss)                     81,148           54,111           6,495

OTHER INCOME:
   Equity in net income of unconsolidated
      companies                                       3,118           11,130              --
                                                  ---------        ---------       ---------

INCOME (LOSS) BEFORE MINORITY INTERESTS              84,266           65,241           6,495
Minority interests                                  (12,018)              --              --
                                                  ---------        ---------       ---------

NET INCOME (LOSS)                                 $  72,248        $  65,241       $   6,495
                                                  =========        =========       =========

Preferred dividend (K)


Net income available to common shareholders


PER COMMON SHARE DATA: (L)
Net income



                                                    Station           Other         Pro Forma
                                                   Casinos (D)     Adjustments     Consolidated
                                                   -----------     -----------     ------------
REVENUES:
   Rental property                                  $ 130,939       $      --        $ 561,380
   Interest and other income                               --           6,791 (E)       20,299
                                                    ---------       ---------        ---------
          Total revenues                              130,939           6,791          581,679
                                                    ---------       ---------        ---------

EXPENSES:
   Real estate taxes                                       --              --           41,420
   Repairs and maintenance                                 --              --           32,650
   Other rental property operating                         --            (283)(F)       82,869
                                                                         (983)(G)
   Corporate general and administrative                    --              --            9,855
   Interest expense                                        --         113,463 (H)      168,150
   Depreciation and amortization                       55,705              --          132,996
   Amortization of deferred financing costs                --             539 (I)        2,696
                                                    ---------       ---------        ---------

          Total expenses                               55,705         112,736          470,636
                                                    ---------       ---------        ---------

         Operating income (loss)                       75,234        (105,945)         111,043

OTHER INCOME:
   Equity in net income of unconsolidated
      companies                                            --              --           14,248
                                                    ---------       ---------        ---------

INCOME (LOSS) BEFORE MINORITY INTERESTS                75,234        (105,945)         125,291
Minority interests                                         --             (46)(J)      (12,064)
                                                    ---------       ---------        ---------

NET INCOME (LOSS)                                   $  75,234       $(105,991)       $ 113,227
                                                    =========       =========        =========

Preferred dividend (K)                                                                   (5,434)
                                                                                     ---------

Net income available to common shareholders                                          $ 107,793
                                                                                     =========

PER COMMON SHARE DATA: (L)
Net income                                                                           $    0.80
                                                                                     =========


        See adjustments to Pro Forma Consolidated Statement of Operations
                               on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

ADJUSTMENTS
(DOLLARS IN THOUSANDS)

     (A) Reflects Crescent Real Estate Equities Company's unaudited consolidated historical statement of operations for the nine months ended September 30, 1997.

     (B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1997, assuming the investments were acquired at the beginning of the period.

                                                                Acquisition
         Investment                                                Date
         ----------                                             ------------
      Greenway II office property                               1/17/1997
      Trammell Crow Center office property                      2/28/1997
      Three Denver office properties                            2/28/1997
      Carter-Crowley Real Estate Assets                          5/9/1997
      Magellan Real Estate Assets (i)                           6/17/1997
      The Woodlands (ii) (iii)                                  7/31/1997
      Desert Mountain (iv)                                      8/29/1997
      Houston Center mixed-use property complex                 9/22/1997
      Four Seasons Hotel - Houston hotel property (v)           9/22/1997
      Miami Center office property                              9/30/1997
      U.S. Home Building office property                        10/15/1997
      Bank One Center office property (vi)                      10/22/1997
      Refrigerated Warehouse Investment (vii)                   10/31/1997
      Fountain Place office property                            11/7/1997
      Ventana Country Inn hotel property (v)                    12/19/1997
      Energy Centre office property                             12/22/1997

          (i) Calculated to reflect the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities' lease agreement). Rent provisions include no percentage rent component.

          (ii) The Company has an indirect 40.375% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership whose primary holding consists of The Woodlands land assets.

          (iii) The Company has a 42.5% equity investment in the limited partnership whose primary holding consists of The Woodlands commercial property assets.

          (iv) The Company has an indirect 88.35% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership that owns Desert Mountain.

          (v) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.


          (vi) The Company has a 50% equity investment in the partnership that owns Bank One Center office property.

          (vii) The Company has an indirect 38% (after the sale of voting common stock to COI) non-voting equity investment in two corporations that own the refrigerated warehouse properties.

     (C) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investments, assuming the investments were acquired at the beginning of the period.

          Austin Centre office property                              1/23/1998
          Omni Austin Hotel property (i)                             1/23/1998
          Post Oak Central office property complex                    pending

          (i) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.

     (D) Reflects the estimated casino/hotel properties' lease payment by using Station's fiscal third quarter ended December 31, 1997 annualized EBITDA net of lessee leakage calculated as 1.5% of casino/hotel property rental revenues. This quarter's information represents the first full quarter of stabilized casino/hotel operations, as two casinos/hotels commenced operation in 1997.

     (E) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.

           Carter Crowley Notes                   ($53,365 @ 10%)    $ 5,337
           Ritz Note                              ($8,850 @ 18%)       1,593
           COI Note                               ($36,955 @ 12%)      4,435
           Residential Development Corp Note      ($7,800 @ 10%)         780
           Desert Mountain Note                   ($26,157 @ 12%)      3,139
                                                                  -----------
           Total                                                    $ 15,284
           Prorated for nine months                                   11,463
           Less:  Historical interest income                          (4,672)
                                                                  -----------
          Total                                                                         $ 6,791
                                                                                     ==========

          (F)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying Trammell
               Crow Center, assuming Trammell Crow Center was acquired at the
               beginning of the period.                                                 $  (283)
                                                                                     ==========

          (G)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of
               certain of the properties.                                               $  (983)
                                                                                     ==========

          (H) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the Equity Offering to Merrill Lynch in December 1997, the October 1997 Equity Offering, the September 1997 Note Offering , the Equity Offering to UBS in August 1997 and the April and May 1997 Equity Offerings, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

                 Credit Facility                 $ 524,050 @    6.86%        $ 35,950
                 BankBoston Note II                100,000 @    6.86%           6,860
                 Bridge Loan                       250,000 @    6.86%          17,150
                 Note Offering --
                   6.625% Notes due 2002           150,000 @   6.625%           9,938
                 Note Offering --
                   7.125% Notes due 2007           250,000 @   7.125%          17,813
                 Met Life Note                      45,000 @    6.86%           3,087
                 Chase Manhattan Note               97,100 @    7.41%           7,195
                 Station's Refinanced Debt       1,054,200 @    7.50%          79,065
                 LaSalle Note I                    239,000 @    7.83%          18,714
                 LaSalle Note II                   161,000 @    7.79%          12,542
                 Cigna Note                         63,500 @    7.47%           4,743
                 Metropolitan Life Note             12,188 @    8.88%           1,082
                 LaSalle Note III                  115,000 @    7.82%           8,993
                 Nomura Funding VI Note              8,716 @   10.07%             878
                 Northwestern Life Note             26,000 @    7.66%           1,992
                                               ------------                -----------

                 Total annual amount           $ 3,095,754                  $ 226,002
                 Prorated for nine months                                     169,501
                 Less:  Capitalized interest                                   (1,351)
                 Historical interest expense                                  (54,687)
                                                                           -----------
                                                                                                $ 113,463
                                                                                               ==========


          (I)  Amortization of capitalized costs associated with the September
               1997 Note Offering ($4,731 purchaser's discount and $500 other costs).

                                                                           Amortization
                                                                              of Fees
                                                                           ------------
                    Note Offering -- 6.625% Notes due 2002                      $ 392
                    Note Offering -- 7.125% Notes due 2007                        327
                                                                           -----------
                    Total                                                       $ 719
                    Prorated for nine months                                                    $     539
                                                                                               ==========


          (J)  Reflects adjustment needed to reflect minority partners' weighted average 8.76% interest in the net income of the Operating
               Partnership less joint venture minority interests assuming completion of the Equity Offerings at the beginning of the
               period.                                                                          $     (46)
                                                                                               ==========

          (K)  7% preferred dividend for the $103.5 million of preferred shares
               issued in connection with the Station transaction.                               $   5,434
                                                                                               ==========

          (L)  Reflects net income per share based on 134,233,392 weighted average common shares assumed to be outstanding
               during the nine months ended September 30, 1997.                                     --

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (dollars in thousands)
                                  (unaudited)



                                            Crescent Real
                                           Estate Equities                                    1998 Acquired
                                               Company      1996 Acquired    1997 Acquired     and Pending     Station
                                            Historical (A) Investments (B)  Investments (C)  Investments (D)  Casinos (E)
                                            -------------  --------------   --------------   -------------    -----------
REVENUES:
   Rental property                          $  202,003     $      89,185    $      225,276   $     26,163     $  174,585
   Interest and other income                     6,858                 -                 -              -              -
                                            ----------     -------------    --------------   ------------     ----------
          Total revenues                       208,861            89,185           225,276         26,163        174,585
                                            ----------     -------------    --------------   ------------     ----------

EXPENSES:
   Real estate taxes                            20,606             8,176            18,991          3,008              -
   Repairs and maintenance                      12,292             8,403            23,434          3,445              -
   Other rental property operating              40,915            21,346            39,751          5,422              -

   Corporate general and administrative          4,674                 -                 -              -              -
   Interest expense                             42,926                 -                 -              -              -
   Depreciation and amortization                40,535            12,727            41,368          6,304         74,273
   Amortization of deferred financing costs      2,812                 -                 -              -              -
                                            ----------     -------------    --------------   ------------     ----------

          Total expenses                       164,760            50,652           123,544         18,179         74,273
                                            ----------     -------------    --------------   ------------     ----------

         Operating income (loss)                44,101            38,533           101,732          7,984        100,312

OTHER INCOME:
   Equity in net income of unconsolidated
      companies                                  3,850                 -            10,170              -              -
                                            ----------     -------------    --------------   ------------     ----------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                      47,951            38,533           111,902          7,984        100,312
Minority interests                              (9,510)             (533)                -              -              -
                                            ----------     -------------    --------------   ------------     ----------

INCOME BEFORE EXTRAORDINARY ITEM                38,441            38,000           111,902          7,984        100,312
Extraordinary item                              (1,306)                -                 -              -              -
                                            ----------     -------------    --------------   ------------     ----------

NET INCOME (LOSS)                           $   37,135     $      38,000    $      111,902   $      7,984     $  100,312
                                            ==========     =============    ==============   ============     ==========

Preferred dividend (M)

Net income available to common shareholders


PER COMMON SHARE DATA: (N)
Income before extraordinary item
Extraordinary item

Net income

                                                Other          Pro Forma
                                             Adjustments     Consolidated
                                             -----------     ------------
REVENUES:
   Rental property                           $        -      $   717,212
   Interest and other income                     15,284  (F)      22,142
                                             ----------      -----------
          Total revenues                         15,284          739,354
                                             ----------      -----------

EXPENSES:
   Real estate taxes                                  -           50,781
   Repairs and maintenance                            -           47,574
   Other rental property operating               (1,700) (G)     103,650
                                                 (2,084) (H)
   Corporate general and administrative           5,326  (I)      10,000
   Interest expense                             181,974  (J)     224,900
   Depreciation and amortization                      -          175,207
   Amortization of deferred financing costs         719  (K)       3,531
                                             ----------      -----------

          Total expenses                        184,235          615,643
                                             ----------      -----------

         Operating income (loss)               (168,951)         123,711

OTHER INCOME:
   Equity in net income of unconsolidated
      companies                                       -           14,020
                                             ----------      -----------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                     (168,951)         137,731
Minority interests                               (2,952)(L)      (12,995)
                                             ----------      -----------

INCOME BEFORE EXTRAORDINARY ITEM               (171,903)         124,736
Extraordinary item                                    -           (1,306)
                                             ----------      -----------

NET INCOME (LOSS)                            $ (171,903)     $   123,430
                                             ==========      ===========

Preferred dividend (M)                                            (7,245)
                                                             -----------

Net income available to common shareholders                  $   116,185
                                                             ===========

PER COMMON SHARE DATA: (N)
Income before extraordinary item                             $      0.88
Extraordinary item                                                 (0.01)
                                                             -----------
Net income                                                   $      0.87
                                                             ===========

 See accompanying notes to the Pro Forma Consolidated Statement of Operations

                      CRESCENT REAL ESTATE EQUITIES COMPANY

             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

ADJUSTMENTS
(DOLLARS IN THOUSANDS)

  (A) Reflects Crescent Real Estate Equities Company's audited consolidated historical statement of operations for the year ended December 31, 1996

  (B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1996, assuming the investments were acquired at the beginning of the period.

                                                                 Acquisition
         Investment                                                 Date
         ----------                                              -----------
       3333 Lee Parkway office property                           1/5/1996
       301 Congress Avenue office property (i)                   4/18/1996
       Central Park Plaza office property                        6/13/1996
       Canyon Ranch -- Tucson resort property (ii)               7/26/1996
       The Woodlands office properties (iii)                     7/31/1996
       Three Westlake Park office property                       8/16/1996
       1615 Poydras office property                              8/23/1996
       Greenway Plaza Portfolio                                  10/7/1996
       Chancellor Park office property                           10/24/1996
       The Woodlands retail properties (iii)                     10/31/1996
       Sonoma Mission Inn & Spa hotel property (ii)              11/18/1996
       Canyon Ranch -- Lenox resort property (ii)                12/11/1996
       160 Spear Street office property                          12/13/1996
       Greenway I and IA office properties                       12/18/1996
       Bank One Tower office property                            12/23/1996
       Frost Bank Plaza office property                          12/27/1996

      (i) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.

      (ii) Historical operations of the hotel or/resort property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.

      (iii) The Company had a 75% interest in the partnership that owns these properties, in 1996. Currently, the Company has an approximate 85% interest.

  (C) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1997, assuming the investments were acquired at the beginning of the period.

                                                                 Acquisition
         Investment                                                 Date
         ----------                                              -----------
      Greenway II office property                                1/17/1997
      Trammell Crow Center office property                       2/28/1997
      Three Denver office properties                             2/28/1997
      Carter-Crowley Real Estate Assets                           5/9/1997
      Magellan Real Estate Assets (i)                            6/17/1997
      The Woodlands (ii) (iii)                                   7/31/1997
      Desert Mountain (iv)                                       8/29/1997

                                                                 Acquisition
         Investment                                                 Date
         ----------                                              -----------
      Houston Center mixed-use property complex                  9/22/1997
      Four Seasons Hotel - Houston hotel property (v)            9/22/1997
      Miami Center office property                               9/30/1997
      U.S. Home Building office property                         10/15/1997
      Bank One Center office property (vi)                       10/22/1997
      Refrigerated Warehouse Investment (vii)                    10/31/1997
      Fountain Place office property                             11/7/1997
      Ventana Country Inn hotel property (v)                     12/19/1997
      Energy Centre office property                              12/22/1997

      (i) Calculated to reflect the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities' lease agreement). Rent provisions include no percentage rent component.

      (ii) The Company has an indirect 40.375% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership whose primary holding consists of The Woodlands land assets.

      (iii) The Company has a 42.5% equity investment in the limited partnership whose primary holding consists of The Woodlands commercial property assets.

      (iv) The Company has an indirect 88.35% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership that owns
              Desert Mountain.

      (v) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.

      (vi) The Company has a 50% equity investment in the partnership that owns Bank One Center office property.

      (vii) The Company has an indirect 38% (after the sale of voting common stock to COI) non-voting equity investment in two corporations that own the refrigerated warehouse properties.

  (D) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investments, assuming the investments were acquired at the beginning of the period.

      Austin Centre office property                    1/23/1998
      Omni Austin Hotel property (i)                   1/23/1998
      Post Oak Central office property complex         pending

      (i) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.

  (E) Reflects the estimated casino/hotel properties' lease payment by using Station's third quarter ended December 31, 1997 annualized EBITDA net of lessee leakage calculated as 1.5% of casino/hotel property rental revenues.

      This quarter's information represents the first full quarter of stabilized casino/hotel operations, as two casinos/hotels commenced operations in 1997.


  (F) Increase reflects the incremental income associated with the following, assuming all had occurred at the beginning of the period.

         Carter Crowley Notes                   ($53,365 @ 10%)       $ 5,337
         Ritz Note                               ($8,850 @ 18%)         1,593
         COI Note                               ($36,955 @ 12%)         4,435
         Residential Development Corp Note       ($7,800 @ 10%)           780
         Desert Mountain Note                   ($26,157 @ 12%)         3,139
                                                                      -------
         Total                                                                        $ 15,284
                                                                                      ========

  (G) Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying Trammell Crow
      Center, assuming Trammell Crow Center was acquired at the
      beginning of the period.                                                        $ (1,700)
                                                                                      ========

  (H) Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the
      properties.                                                                     $ (2,084)
                                                                                      ========

  (I) Increase reflects the estimated incremental general and administrative costs associated with the increase in personnel due to numerous
      acquisitions in 1996 and 1997.                                                  $  5,326
                                                                                      ========

  (J) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the Equity
      Offering to Merrill Lynch in December 1997, the October 1997 Equity
      Offering, the September 1997 Note Offering, the Equity Offering to UBS in
      August 1997 and the April and May 1997 Equity Offerings, and the 1996
      Equity Offerings, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

         Credit Facility                       $  524,050 @   6.86%      $ 35,950
         BankBoston Note II                       100,000 @   6.86%         6,860
         Bridge Loan                              250,000 @   6.86%        17,150
         Note Offering --
          6.625% Notes due 2002                   150,000 @   6.625%        9,938
         Note Offering --
          7.125% Notes due 2007                   250,000 @   7.125%       17,813
         Met Life Note                             45,000 @   6.86%         3,087
         Chase Manhattan Note                      97,100 @   7.41%         7,195
         Stations Refinanced Debt               1,054,200 @   7.50%        79,065
         LaSalle Note I                           239,000 @   7.83%        18,714
         LaSalle Note II                          161,000 @   7.79%        12,542
         Cigna Note                                63,500 @   7.47%         4,743
         Metropolitan Life Note                    12,188 @   8.88%         1,082
         LaSalle Note III                         115,000 @   7.82%         8,993
         Nomura Funding VI Note                     8,716 @   10.07%          878
         Northwestern Life Note                    26,000 @   7.66%         1,992
                                                   ------                --------

         Total annual amount                   $3,095,754                $226,002
         Less:  Capitalized interest                                       (1,102)
         Historical interest expense                                      (42,926)
                                                                         --------

                                                                                      $181,974
                                                                                      ========

  (K) Amortization of capitalized costs associated with the September 1997 Note Offering ($4,731 purchaser's discount and $500 other costs).

                                                             Amortization
                                                               of Fees
                                                             ------------
        Note Offering -- 6.625% Notes due 2002                  $ 392
        Note Offering -- 7.125% Notes due 2007                    327
                                                                -----
        Total                                                                         $    719
                                                                                      ========

  (L) Reflects adjustment needed to reflect minority partners' weighted average
      8.76% interest in the net income of the Company less joint venture minority interests assuming completion of the Equity Offerings at the
      beginning of the period.                                                        $ (2,952)
                                                                                      ========

  (M) 7% preferred dividend for the $103.5 million of preferred shares issued in
      connection with the Station transaction.                                        $  7,245
                                                                                      ========

  (N) Reflects net income per share based on 134,233,392 weighted average common
      shares assumed to be outstanding during the year ended December 31, 1997.             --

                                EXHIBIT INDEX


          Exhibit No.             Description of Exhibit
          -----------             ----------------------
              2.01                Agreement and Plan of Merger, dated as of
                                  January 16, 1998, by and between the
                                  Registrant and Station Casinos, Inc.
                                  (previsouly filed)

             23.01                Consent of Arthur Andersen LLP, Independent
                                  Public Accountants, dated February 10, 1998
                                  (filed herewith).